Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***]

Execution Version

STOCK PURCHASE AGREEMENT
by and among

JSI HOLDING CORP.,

THE SELLERS LISTED ON EXHIBIT A HERETO,

FRESH SELLER REP, LLC
and

LSI FRESH SUBSIDIARY INC.

May 21, 2021

SALE OF JSI HOLDING CORP.

i

4.3	No Conflicts; Consents and Approvals	38
4.4	Consents and Approvals	38
4.5	Brokers and Finders	38
4.6	No Other Representations or Warranties; Disclosure	38

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER		38
5.1	Authority of Purchaser	38
5.2	Consents and Approvals	39
5.3	Brokers, Etc.	39
5.4	Knowledge	39
5.5	Financial Ability	39
5.6	Solvency	39
5.7	Securities	39
5.8	Independent Investigation	40

ARTICLE 6. COVENANTS		40
6.1	[Reserved]	40
6.2	[Reserved]	40
6.3	[Reserved]	40
6.4	[Reserved]	40
6.5	Directors’ and Officers’ Matters	40
6.6	Records; Post-Closing Access to Information	41
6.7	[Reserved]	42
6.8	Release by the Company	42
6.9	Employee Matters	42
6.10	[Reserved]	43
6.11	Restrictive Covenants	43
6.12	Further Assurances	43

ARTICLE 7. [RESERVED]		43

ARTICLE 8. [RESERVED]		43

ARTICLE 9. CLOSING		43
9.1	Closing	43
9.2	Deliveries of the Company and each Seller	44
9.3	Deliveries of Purchaser	44
9.4	[Reserved]	45

ARTICLE 10. SURVIVAL AND INDEMNIFICATION		45
10.1	Survival	45
10.2	Indemnification by the Sellers	46
10.3	Indemnification by Purchaser	47
10.4	Limitations on Liability	47
10.5	Net Losses; Subrogation: Mitigation	51
10.6	Claims	52
10.7	Notice of Third Party Claims; Assumption of Defense	53

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10.8	Settlement or Compromise	53
10.9	Purchase Price Adjustments	53
10.10	Release of Remaining Escrow Account; Reasonable Reserves for Disputed Claims	54

ARTICLE 11. TAX MATTERS		56
11.1	Filing Tax Returns; Payment of Taxes	56
11.2	Proration of Taxes	57
11.3	Cooperation on Tax Matters	57
11.4	Refunds and Tax Benefits	58
11.5	Audits and Contests with Respect to Taxes	59
11.6	Transfer Taxes	59

ARTICLE 12. MISCELLANEOUS		59
12.1	Expenses	59
12.2	Amendment	59
12.3	Notices	59
12.4	Waivers	60
12.5	Counterparts	60
12.6	Applicable Law	60
12.7	Assignment	61
12.8	No Third Party Beneficiaries	61
12.9	Jurisdiction; Venue	61
12.10	Company Disclosure Letter	61
12.11	Incorporation	62
12.12	Complete Agreement	62
12.13	Non-Recourse	62
12.14	Public Announcements	62
12.15	Currency	63
12.16	Appointment and Authorization of the Seller Representative	63
12.17	Termination of Certain Agreements	65
12.18	Waiver of Jury Trial	66
12.19	Provision Respecting Legal Representation	66
12.20	Nature of Seller Covenants, Representations and Warranties	67
12.21	Specific Performance	67
12.22	[Reserved]	67

[******]

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is entered into as of the 21st day of May, 2021 among JSI HOLDING CORP., a Delaware corporation (“Company”), the Sellers listed on Exhibit A hereto (each a “Seller,” and collectively the “Sellers”). FRESH SELLER REP, LLC, a Delaware limited liability company (the “Seller Representative”) and LSI FRESH SUBSIDIARY INC., an Ohio corporation (“Purchaser”).

RECITALS

The Fresh Companies (as defined below) are in the business (the “Business”) of the design, manufacture and sale of custom refrigerated and non-refrigerated merchandising displays to the retail, convenience, pharmacy and grocery industries; and

WHEREAS, subject to the terms and conditions set forth herein, the Sellers desire to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and take assignment and delivery from the Sellers of, all of the issued and outstanding shares of capital stock of the Company. Exhibit A sets forth a true and correct list of the holders of all of the outstanding stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Purchaser and the Sellers agree as-follows:

ARTICLE 1.
DEFINITIONS; INTERPRETATION

1.1    Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounting Principles” shall have the meaning set forth in Section 2.3(a).

“Advance Amount” shall have the meaning set forth in Section 12.16(f).

“Affected Employees” shall have the meaning set forth in Section 6.9(b).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, however, that portfolio companies of the Institutional Investors and/or their respective Affiliates (other than the Fresh Companies) shall not be considered Affiliates of the Company or its Subsidiaries. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

“Agreement” means this Stock Purchase Agreement, including all Exhibits hereto and the Company Disclosure Letter, as each may be amended from time to time in accordance with its terms.

“Another Transaction” shall have the meaning set forth in Section 6.7.

“Assigning Party” shall have the meaning set forth in Section 12.7.

“Benefit Plans” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and (b) any other material pension, retirement, profit- sharing, savings, deferred compensation, bonus, incentive compensation, equity option, equity appreciation right, phantom equity or other equity or equity-based compensation, severance, retention, termination, welfare, health, dental, vision, life instance, disability, Section 125 cafeteria, or other similar employee benefit plan, program, policy or, arrangement sponsored by, maintained, contributed to, or required to be contributed to by any of the Fresh Companies for the benefit of current or former employees, officers and/or directors, independent contractors, consultants, or retirees of the Fresh Companies or their respective dependents or beneficiaries or under which the Fresh Companies or its ERISA Affiliates has or may have any liability, other than any plan, program, policy or arrangement mandated by applicable Law (including plans or programs maintained by a Governmental Authority requiring the payment of social security taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee).

“Business” shall have the meaning set forth in the recitals hereof.

“Business Day” means any day of the year other than (a) any Saturday or Sunday, or (b) any other day on which banks located in New York, New York generally are closed for business.

“Cash on Hand” means, as of 12:01 a.m., Eastern Time, on the Closing Date (without giving effect to any of the transactions contemplated hereby), the sum of all cash, cash equivalents and marketable securities owned by the Fresh Companies, as computed in accordance with GAAP (net of issued but uncleared checks and drafts, but including checks and other wire transfers and drafts deposited or available for the account of the Fresh Companies and deposits in transit).

“Claims Cut-Off Date” shall have the meaning set forth in Section 10.1.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Date Statement” shall have the meaning set forth in Section 2.2(b)(iii).

“Closing Date Transaction Bonuses” means those Transaction Bonuses that are payable on the Closing Date.

“Closing Net Working Capital” shall have the meaning set forth in Section 2.3(c)(i).

“Closing Payment Statement” shall have the meaning set forth in Section 2.2(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Purchaser.

“Company Intellectual Property” shall have the meaning set forth in Section 3.6(b).

“Company Licensed IP” shall have the meaning set forth in Section 3.6(b).

“Company Owned IP” shall have the meaning set forth in Section 3.6(b).

“Company Registered IP” shall have the meaning set forth in Section 3.6(a).

“Company’s Knowledge,” of variations thereof, means the actual knowledge of Terry Awalt, Mark Awalt, and Paula St. Laurent, and any knowledge any such Person would have after reasonable inquiry of the employees responsible for the relevant subject matter with any Fresh Company of the Business.

“Company Stock” shall mean the issued and outstanding stock of the Company consisting of the following: (i) the Series A-l Preferred Stock, par value $0.001 per share; (ii) the Series A-2 Preferred Stock, par value $0.001 per share; (iii) the Class B-l Common Stock, par value $0.001 per share; (iv) the Class B-2 Common Stock, par value $0.001 per share; (v) the Class C-l Common Stock, par value $0.01 per share; and (vi) the Class C-2 Common Stock, par value $0.001 per share.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 6, 2020, executed by an Affiliate of Purchaser in favor of the Company.

“Deductible” shall have the meaning set forth in Section 10.4(b).

“De Minimis Threshold” shall have the meaning set forth in Section 10.4(a).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employees” means those employees employed by any of the Fresh Companies on the Closing Date, whether full-time or part-time, including those employees who are: (a) not actively working on the Closing Date due to illness, injury, accident or other disabling condition, or (b) on short-term or long-term leave of absence or on vacation.

“Environment” shall mean any of the following media:

(a)    land, including surface land, sub-surface strata and any natural or man‐made structures;

(b)    water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and

(c)    air, including indoor and outdoor air.

“Environmental Laws” means all applicable Laws, as in effect on the date hereof, relating in any way to regulation or protection of the Environment, .Hazardous Materials, environmental conditions, and the regulation or protection of human health and safety (including worker health and safety), or industrial hygiene, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended (“RCRA”), and 29 U.S. Code § 651, et seq. (“OSH Act”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” shall have the meaning set forth in Section 2.2(c)(i).

“Escrow Agent” shall have the meaning set forth in Section 2.2(c)(ii).

“Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(ii).

“Estimated Purchase Price” has the meaning set forth in Section 2.2(b)(iii).

“Exclusivity Period” has the meaning set forth in Section 6.7.

“Final Accounting Firm” has the meaning set forth in Section 2.3(c)(ii).

“Final Special Escrow Release Date” shall have the meaning set forth in Section 10.10(a)(ii).

“Financial Statements” means, collectively, (a) the consolidated audited (i) statements of comprehensive income, changes in equity and cash flows of the Fresh Companies for the fiscal year ended December 31, 2020, and (ii) balance sheet of the Fresh Companies as of December 31, 2020, and (b) the consolidated unaudited (i) statements of comprehensive income, changes in equity and cash flows of the Fresh Companies for the three (3)-month period ended March 31, 2021, and (ii) balance sheet of the Fresh Companies as of March 31, 2021 (such balance sheet, the “Most Recent Company Balance Sheet”) (the unaudited Financial Statements in this clause (b) are referred to herein collectively as the “Unaudited Financial Statements”), all of which are attached hereto as Section 3.7(a) of the Company Disclosure Letter.

“Fraud” means, with respect to a Person, an actual and intentional common law fraud under Delaware Law by such Person in making a representation or warranty under Article 3 or Article 4 of this Agreement, as applicable. For the avoidance of doubt, Fraud does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for, constructive fraud or other claims based on constructive knowledge, negligence, recklessness, misrepresentation, equitable fraud, or similar theories.

“Fresh Companies” means the Company and Milo Holding Corp., JSI Store Fixtures Incorporated, JSI SF Incorporated, and JSI Store Fixtures Canada Inc.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would include its charter or articles and bylaws and of a limited liability company would include its articles of organization and operating agreement, and of a limited partnership includes a copy of its declaration of limited partnership and the Fundamental Documents of its general partner.

“Fundamental Representations” shall have the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any United States, Canadian, or other foreign, federal, state, provincial or municipal entity, government and/or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, commissioner, minister, court, board, bureau, agency or instrumentality.

“Gross Purchase Price” shall have the meaning set forth in Section 2.2(a)(i).

“Hazardous Materials” means any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law, including any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”), flammable, explosive, radioactive, Freon gas, radon, odor, a pesticide, herbicide, or any other agricultural chemical, and all other substances, wastes or materials for which any liability or standards of conduct may be imposed under any Environmental Law.

“Income Taxes” means federal, state, local or foreign income or franchise Taxes or other Taxes measured in whole or in part by income and any interest and penalties or additions thereon.

“Indebtedness” means, without duplication, as of the Effective Time, all obligations of the Fresh Companies (excluding intercompany indebtedness) in the form of (a) indebtedness for borrowed money and any accrued interest or prepayment premiums or penalties or fees, costs and expenses related thereto, (b) notes, bonds, debentures or similar contractual obligations, (c) the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) accrued unpaid Income Taxes first due after the Closing Date, (e) capital leases (in accordance with GAAP), (f) letters of credit and bankers’ acceptances, (g) contractual obligations relating to interest rate protection, swap agreements and collar agreements, (h) a pro rata portion of anticipated 2021 year-end incentive compensation equal to the total anticipated amount of the same multiplied by the percentage of the calendar year elapsed as of the Closing Date, and (i) guarantees of the obligations described in clauses (a) through (g) above of any other Person, in each case, outstanding as of the Closing, but shall not include (i) accrued liabilities or accounts payable, (ii) stand-by letters of credit and/or (iii) intercompany obligations.

“Indemnification Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i).

“Indemnification Escrow Release Date” shall have the meaning set forth in Section 2.2(c)(i).

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 10.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 10.

“Initial Special Escrow Release Date” shall have the meaning set forth in Section 10.10(a)(ii).

“Institutional Investors” means RFE Investment Partners VIII, L.P. and MTN Capital Partners LLC and each such Person’s respective Affiliates.

“Intellectual Property” means United States and foreign: (a) registered and unregistered trade names, trademarks and servicemarks, (b) issued patents and patent applications (including provisional patent applications), (c) copyright registrations and copyright applications, (d) trade dress, (e) trade secrets and know-how that, in each case, are material to the operation of the business of the Company in the Ordinary Course of Business, and (f) domain names, social media accounts and e-mail addresses.

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, regulation, ordinance, rule, directive, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority, in each case, as enacted and in effect on or prior to the Closing Date.

“Lease” shall have the meaning set forth in Section 3.5(a).

“Leased Real Property” shall have the meaning set forth in Section 3.5(a).

“Lien” means any lien, pledge, security interest, charge, claim, mortgage, deed of trust, option or other encumbrance.

“Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ and consultants’ fees and disbursements and costs of litigation, but in any event shall exclude any speculative or punitive (other than punitive damages actually awarded to a third party) damages.

“Management Services Agreements” means those certain management services agreements dated as of December 7, 2012, by and among the Fresh Companies and each of MTN Capital Partners LLC and RFE Management Corporation.

“Material Adverse Effect” means any change, effect, or circumstance (a) that is, or would reasonably be expected to be, materially adverse to the business, assets, operations, or financial condition of the Fresh Companies, taken as a whole, or (b) that materially and adversely affects the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include changes to the assets, operations or financial condition of the Fresh Companies to the extent resulting from (i) changes to the U.S., Canadian or global economy, in each case, as a whole, or that affect the industry or markets in which the Fresh Companies operate as a whole, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Fresh Companies when compared to other companies operating in the industry, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) any hurricane, earthquake or other natural disasters, (iv) general economic, regulatory or political conditions in North America, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Fresh Companies when compared to other companies operating in the industry, (v) changes in accounting rules, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Fresh Companies when compared to other companies operating in the industry, (vi) changes in the North American debt or securities markets, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Fresh Companies when compared to other companies operating in the industry, (vii) military action or any act of terrorism, (viii) changes in currency exchange rates or commodities prices, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Fresh Companies when compared to other companies operating in the industry, (ix) changes in Law, provided that this exception will not apply to the extent such changes have a disproportionate adverse effect on the Fresh Companies when compared to other companies operating in the industry, (x) compliance with the terms of this Agreement, (xi) any act or omission of any Fresh Company taken with the prior consent of, or at the request of, Purchaser or (xii) any failure of any Fresh Company to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect).

“Material Contracts” means all:

(a)    joint venture agreements;

(b)    debt agreements and other agreements or instruments for borrowed money, capital leases and agreements granting any Person a Lien on all or any part of the assets of any of the Fresh Companies with value, individually or in the aggregate, in excess of $[***];

(c)    excluding purchase orders and member agreements in the Ordinary Course of Business, member or retailer agreements, manufacturer or vendor agreements, service agreements, license agreements, technology agreements, supply agreements and/or distribution agreements, and/or marketing agreements, in each case that both (i) (A) involve payments to any of the Fresh Companies in excess of $[***] per annum, or (B) involve payments by any of the Fresh Companies in excess of $100,000 per annum, and (ii) have a remaining term of more than one (1) year from the date hereof (and cannot be terminated by the applicable Fresh Company with notice of less than sixty (60) days or without material penalty);

(d)    the Leases for real property involving in excess of $[***] per annum;

(e)    contracts for the employment of, or the provision of consulting services by, any officer, individual employee or other natural Person on a full time, part-time, consulting or other basis providing annual base salary and annual guaranteed bonus or other fixed annual compensation in excess of $[***]; and

(f)    agreements involving the sale or purchase of all or substantially all of the assets or capital stock of any Person or a merger, consolidation, business combination or similar extraordinary transaction pursuant to which any of the Fresh Companies has any on-going liability or probable liability to the counterparty;

(g)    agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Fresh Companies with value, individually or in the aggregate; and

(h)    all contracts that limit or purport to limit the ability of any Fresh Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

For purposes of this definition, “agreement” means any executory agreement, lease or other contract (whether written or oral).

“Material Customers” shall have the meaning set forth in Section 3.19(a).

“Material Suppliers” shall have the meaning set forth in Section 3.19(b).

“Most Recent Company Balance Sheet” shall have the meaning set forth in the definition of Financial Statement, above.

“Multiemployer Plan” means a ‘‘multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” shall have the meaning set forth in Section 2.3(a).

“Net Working Capital Statement” shall have the meaning set forth in Section 2.3(c)(i).

“Non-Assigning Party” shall have the meaning set forth in Section 12.7.

“Ordinary Course of Business” means the ordinary course of business of the Fresh Companies consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” shall have the meaning set forth in Section 3.5(a).

“Permits” shall have the meaning set forth in Section 3.17.

“Permitted Liens” means: (a) Liens in respect of liabilities shown and reserved or reflected in the balance sheets included in the Financial Statements, (b) Liens arising by operation of Law for Taxes or other governmental charges that are not yet due and payable or due but not yet delinquent or being contested in good faith by appropriate proceedings, (c) Liens arising by operation of Law, including Liens arising by virtue of the rights of customers, suppliers and subcontractors in the Ordinary Course of Business under general principles of commercial law, (d) Liens that are matters of record and/or registered against title to any Real Property and other easements, encroachments or imperfections of title that do not, individually or in the aggregate, materially detract from the value of or otherwise impair the continued ownership, occupancy, use or operation of the assets (including any Real Property) to which they relate in the business of the Fresh Companies as currently conducted, (e) Liens to secure landlords, lessors, or renters under lease or rental agreements incurred in the Ordinary Course of Business, (f) Liens arising by operation of law in the nature of zoning restrictions, (g) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business, (h) Liens arising under or relating to intercompany loans, and (i) Liens disclosed on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 11.1(a).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.2(b)(i).

“Preliminary Net Working Capital Statement” shall have the meaning set forth in Section 2.2(b).

“Pro Rata Basis” or “Ratable Share” means the proportional share attributable to each Seller based upon its, his or her holdings of the Company immediately prior to the Closing, expressed as a percentage on Exhibit A.

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchaser Employee Plans” shall have the meaning set forth in Section 6.9(c).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 10.2(a).

“Qualified Plan” shall have the meaning set forth in Section 3.11(d).

“Real Property” shall have the meaning set forth in Section 3.5(a).

“Records” shall have the meaning set forth in Section 6.6(a).

“Regulations” means the Treasury Regulations promulgated under the Code.

“Release” means any actual, suspected or threatened past or current spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, disposing, abandonment, discarding or any other release, or presence however defined, whether intentional or unintentional, of any Hazardous Materials into the Environment in violation of applicable Environmental Laws, or which otherwise gives rise to any liability under any Environmental Laws.

“Release Date” shall have the meaning set forth in Section 10.10(a)(i).

“Released Claims” shall have the meaning set forth in Section 6.8.

“Restricted Information” means the “Confidential Information” (as defined in the Confidentiality Agreement).

“Restrictive Covenant Agreements” shall have the meaning set forth in Section 6.10(a).

“Retained Amount” shall have the meaning set forth in Section 10.10(a).

“RFE” shall mean any limited partnership, fund or other collective investment vehicle to which RFE Management Corp. or any of its Affiliates provides management services.

“R&W Policy” means the buyer-side representations and warranties insurance policy issued by Pacific Insurance Company, a member of the Hartford Financial Services Group, Inc. (or an Affiliate thereof) to the Purchaser, attached as Exhibit B hereto.

“Second Special Escrow Release Date” shall have the meaning set forth in Section 10.10(a)(ii).

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Indemnified Parties” shall have the meaning set forth in Section 10.3.

“Seller Representative” shall have the meaning set forth in the preamble hereof.

“Special Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i).

“Special Release Amount” shall have the meaning set forth in Schedule 10.2(a)(v).

“Specified Person” shall have the meaning set forth in Section 10.4(g).

“Stockholder Group” shall have the meaning set forth in Section 12.19(a).

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly, or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Target Net Working Capital” means $[***]

“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority.

“Tax Advantage” means the present value of any refund, credit or reduction in otherwise required Tax payments that is or may be realized in connection with any Losses.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.

“Transaction Bonuses” means any amounts in the form of transaction or change-in- control bonuses or similar payments paid or payable to any Person in connection with, or conditioned in whole on, the consummation of the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, , and all other documents and certificates executed by the parties hereto in connection with the consummation of the transactions contemplated hereby.

“Transaction Expenses” means the out-of-pocket expenses and fees incurred by the Sellers, the Seller Representative and the Fresh Companies in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, including fees payable to investment banks, accountants and counsel, and any Transaction Bonuses; provided, however, that such amounts will not include (i) payments paid or payable after the Closing Date based upon any action of Purchaser, any of the Fresh Companies, or their respective Affiliates or (ii) payments due to any employee of any of the Fresh Companies due under any agreements entered into with Purchaser or any of its Affiliates.

“Total Outstanding Balance” shall have the meaning set forth in Schedule 10.2(a)(v).

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any other similar applicable state, provincial or local “mass layoff’ or “plant closing” Law.

“Working Capital Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i).

1.2    Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits attached to this Agreement and included in the Company Disclosure Letter are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses or Exhibits shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit to, this Agreement or the Company Disclosure Letter.

ARTICLE 2.
PURCHASE AND SALE OF COMPANY STOCK

2.1    Purchase and Sale. Subject to the terms and conditions hereof, at the closing of the transactions contemplated hereby (the “Closing”), each Seller shall, severally and not jointly, sell, assign and deliver to Purchaser, and Purchaser shall purchase and take assignment and delivery of, the shares of Company Stock shown as being owned by each such Seller as reflected on Exhibit A, representing, in the aggregate for all Sellers, all of the issued and outstanding Company Stock.

2.2     Payment of the Purchase Price.

(a)    General. The aggregate purchase price, subject to adjustment pursuant to Section 2.3 (as so adjusted, the “Purchase Price”), payable by Purchaser to the Sellers for the Company Stock shall be that amount equal to:

(i)    $90 million (the “Gross Purchase Price”), plus

(ii)    the amount of Cash on Hand, plus

(iii)    (A)    the amount, if any, by which the Preliminary Working Capital is greater than the Target Net Working Capital, or minus

(B)    the amount, if any, by which the Preliminary Working Capital is less than the Target Net Working Capital; minus

(iv)    an amount equal to all Indebtedness of the Fresh Companies as of the Closing Date, paid at Closing by Purchaser as provided for in Section 2.2(d), minus

(v)     the amount of all Transaction Expenses to be paid by or on behalf of the Sellers and/or the Fresh Companies as provided in Section 2.2(e).

(b)    Prior to the Closing, the Company has prepared and delivered to the Seller Representative and Purchaser:

(i)    a statement (the “Preliminary Net Working Capital Statement”) of the amount of the estimated Net Working Capital of the Company as of the Effective Time (the “Preliminary Net Working Capital”), together with a reasonably detailed supporting calculation thereof. The Preliminary Net Working Capital shall be determined in accordance with Section 2.3(a);

(ii)    a statement (the “Closing Payment Statement”), which sets forth, by payee, where applicable, the aggregate amount of (A) the projected Cash on Hand at Closing, (B) the projected Indebtedness of the Fresh Companies at Closing, and (C) any Transaction Expenses to be paid by Purchaser and/or by the Company pursuant to Section 2.2(e): and

(iii)    a statement (the “Closing Date Statement”) of (A) the estimated Purchase Price after giving effect to the amounts set forth on the Preliminary Net Working Capital Statement and the Closing Payment Statement (the “Estimated Purchase Price”). (B) the amount of the Estimated Purchase Price that will be payable at the Closing to each Seller, which statement shall specifically identify the amount of the Estimated Purchase Price payable to each such Seller in receipt of Company Stock, and (C) the bank accounts to which Purchaser will wire the applicable portion of the Estimated Purchase Price to each such Seller. The Closing Date Statement shall be signed by an officer of the Company. Upon delivery of the Closing Date Statement, Exhibit A hereto will be updated accordingly.

(c)    Subject to the terms and conditions hereof, at the Closing, Purchaser shall pay, by wire transfer of immediately available funds, an aggregate amount equal to the Estimated Purchase Price, which shall be payable as follows:

(i)    Purchaser will establish an escrow account (the “Escrow Account”) with the Escrow Agent, and deposit into such Escrow Account at Closing, out of the Estimated Purchase Price:

(1)    $[***] (the “Indemnification Escrow Amount”) to be held and disbursed in accordance with Section 10.10 and the Escrow Agreement;

(2)    $[***] (the “Working Capital Escrow Amount”) to satisfy any adjustments to the Purchase Price for Net Working Capital pursuant to Section 2.3; and

(3)    $[***] (the “Special Escrow Amount”) to be held and disbursed in accordance with Section 10.10 and the Escrow Agreement

Purchaser will designate and appoint U.S. Bank National Association or such other escrow agent that is acceptable to Purchaser and the Seller Representative in connection therewith (the “Escrow Agent”) to serve in accordance with the Escrow Agreement to be entered into by and among the Escrow Agent, the Company, the Seller Representative and Purchaser at the Closing (the “Escrow Agreement”). Any disbursements from the Escrow Account to Purchaser or any other Purchaser Indemnified Party shall be treated as a reduction of the aggregate Purchase Price under this Agreement, and no Seller shall be treated for Tax purposes as having received any amount deposited in the Escrow Account except and until such amount is actually disbursed to the Sellers in accordance with the Escrow Agreement.

(ii)    The Advance Amount shall be delivered to the Seller Representative, as provided in Section 12.16(f).

(iii)    The remainder of the Estimated Purchase Price shall be paid to the Sellers as set forth on Exhibit A (as updated pursuant to Section 2.2(b)(iii)).

(d)    Payment of Indebtedness. At the Closing, Purchaser will pay, or will cause the Fresh Companies to pay, in cash by wire transfer of immediately available funds, the Indebtedness of the Fresh Companies as of the Closing Date as specified in the Closing Payment Statement.

(e)    Payment of Certain Transaction Expenses.

(i)    At the Closing, Purchaser will pay, on behalf of the Fresh Companies and/or the Sellers, as applicable, or will otherwise fund the Fresh Companies to so pay, in cash by wire transfer of immediately Available funds unless otherwise specifically provided for herein, the Transaction Expenses as specified in the Company Closing Statement.

(ii)    At the Closing, Purchaser will cause the Company to pay the Closing Date Transaction Bonuses via the Company’s payroll service (subject to applicable withholding and deductions) to the Persons or bank accounts and in the amounts specified in the Closing Payment Statement.

(f)    Prior to the Closing, the Company has taken all actions necessary to effectuate the actions contemplated by this Section 2.2.

2.3    Adjustment to Purchase Price.

(a)    For purposes of Section 2.2(b) and this Section 2.3, “Net Working Capital” shall be defined as set forth on, and shall include only those components specifically set forth on, Schedule 2.3(a). “Net Working Capital” shall be computed as of 12:01 am., Eastern Time, on the Closing Date (the “Effective Time”) prior to giving effect to the transactions contemplated hereunder (except to the extent set forth below with respect to the accruals and reserves for Taxes) and shall be determined on a basis using the same accounting methods, practices, procedures, policies and principles, with consistent classifications and estimation methodologies, as those used by the Company in the preparation of the Most Recent Company Balance Sheet (including in respect of the exercise of managerial judgment) and with the methodology set forth in Schedule 2.3(a) and, in the event of any conflict between anything set forth in Schedule 2.3(a) and the foregoing policies and principles used by the Company, the methodology set forth in Schedule 2.3(a) shall control (the “Accounting Principles”). For the avoidance of doubt, net working capital shall not take into account financing, restructuring or other transactions effected by Purchaser (including Purchaser’s financing and any of the plans, transactions or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Fresh Companies or their business or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities). Further, net working capital shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring after the Closing and shall exclude any amounts included in Indebtedness and Transaction Expenses. Notwithstanding the foregoing reference to the Effective Time, the charges, accruals and reserves for Taxes and Tax assets reflected in the net working capital shall include Taxes of the Fresh Companies through the end of the Tax year or Tax Period, or portion thereof, ending on the Closing Date (except to the extent items of income or gain attributable to a transaction occurring on the Closing Date are properly allocable to the portion of the Closing Date following the Closing) and shall be computed taking into account all deductions for the Transaction Expenses.

(b)     Net Working Capital Computation.

(i)    For the avoidance of doubt, none of the following items which have reduced the Estimated Purchase Price pursuant to Section 2.2(a) will be deemed current liabilities for purposes of this Agreement: (A) Indebtedness of the Fresh Companies (including the current amount thereof) or (B) the Transaction Expenses.

(ii)    Notwithstanding Section 2.3(b)(i), if any Fresh Company is obligated to pay, following the Closing Date, any portion of Indebtedness of the Fresh Companies or the Transaction Expenses that are neither paid at or prior to Closing nor subtracted from the Gross Purchase Price at the Closing pursuant to Section 2.2(a), then such portion will be deemed to be a current liability for purposes of this Agreement.

(iii)    Notwithstanding Section 2.3(b)(i), if the Indebtedness of the Fresh Companies and/or the Transaction Expenses at Closing, as determined by the Company pursuant to this Section 2.3, is less than the amount subtracted from the Gross Purchase Price at the Closing pursuant to Section 2.2(a), then such differential shall be deemed to be a current asset for purposes of this Agreement.

(iv)    If the Cash on Hand at Closing, as determined by the Company pursuant to this Section 2.3, is greater than the estimated amount added to the Gross Purchase Price in accordance with Section 2.2(a)(ii), such excess shall be deemed to be a current asset and added to Net Working Capital for purposes of this adjustment.

(v)    If the Cash on Hand at Closing, as determined by the Company pursuant to this Section 2.3, is less than the estimated amount added to the Gross Purchase Price in accordance with Section 2.2(a)(ii), such deficiency shall be deemed to be a current liability and shall reduce Net Working Capital for purposes of this adjustment.

(c)     Net Working Capital Computation.

(i)    Within sixty (60) days following the Closing, Purchaser shall cause the Company to prepare and deliver to the Seller Representative a statement (the “Net Working Capital Statement”) of the net working capital as of the Closing Date determined pursuant to Section 2.3(a) (the “Closing Net Working Capital”). Subject to Section 2.3(a), the computation of Closing Net Working Capital set forth on such Net Working Capital Statement shall be determined in a manner consistent with the determination of the Preliminary Net Working Capital, on a basis consistent with the Accounting Principles and, in the event of any conflict between any of the foregoing, the Accounting Principles (including in respect of the exercise of management judgment) shall control. If Purchaser does not deliver a Net Working Capital Statement by such 60th day, Seller may (at its option, in its sole discretion) in a written notice to Purchaser, declare that the Preliminary Net Working Capital Statement, the Closing Payment Statement and the Closing Date Statement are final and not subject to further revision.

(ii)    If the Seller Representative shall disagree with such determination, the Seller Representative shall notify Purchaser on or before the date thirty (30) days after the date on which the Company delivers to the Seller Representative such statement of the Net Working Capital Statement. Purchaser and the Seller Representative shall attempt to resolve any such disagreements. If Purchaser and the Seller Representative are unable to resolve all such disagreements on or before the date thirty (30) days following notification by the Seller Representative of any such disagreements, the Seller Representative and Purchaser shall retain BKD, LLP, or if BKD, LLP is not willing to serve as the Final Accounting Firm or is determined to not be independent of one of the parties, then such other nationally recognized independent public accounting firm upon whom the Seller Representative and Purchaser shall mutually agree, or if no such other accounting firm is willing to serve as the Final Accounting Firm, then such other qualified Person upon whom the Seller Representative and Purchaser shall mutually agree (such accounting firm or other Person being referred to as the “Final Accounting Firm”), to resolve all such disagreements, who Shall adjudicate only those items still in dispute with respect to the Net Working Capital Statement and the calculation of the Closing Net Working Capital. If Purchaser and the Seller Representative are unable to agree on the choice of an accounting firm, then Purchaser and the Seller Representative shall select a nationally or regionally recognized accounting firm by lot (after each submits a list of three (3) names, excluding their respective regular outside accounting firms), which firm shall be the “Final Accounting Firm”. The determination by the Final Accounting Firm shall be binding and conclusive on both the Sellers and Purchaser.

(iii)    The Final Accounting Firm shall offer the Seller Representative and Purchaser the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm. Notwithstanding the foregoing, with regard to any disputed item, Purchaser shall be entitled only to submit to the Final Accounting Firm a value for such disputed item that is equal to that value set forth on the Net Working Capital Statement delivered to the Seller Representative pursuant to Section 2.3(b)(i) above. The determination of the Final Accounting Firm shall be based solely on such written submissions by the Seller Representative and Purchaser and their respective representatives and shall not be by independent review. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within twenty (20) days after the Seller Representative and Purchaser submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, the Final Accounting Firm shall not assign a value to any disputed amount other than one submitted by the Seller Representative, on the one hand, or Purchaser, on the other hand. The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties. The fees, costs and expenses of the Final Accounting Firm shall be borne by Purchaser and the Sellers, in inverse proportion as they may prevail on the matters resolved by the Final Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Final Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. Any such fees, costs and expenses that are borne by Sellers pursuant to the immediately preceding sentence shall be paid from the Working Capital Escrow Amount. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. Any such decision of the Final Accounting Firm shall be able to be submitted by the prevailing party to any court of competent jurisdiction for enforcement in accordance with the Federal Arbitration Act, any convention relating to arbitral awards, other Law or otherwise.

(iv)    The Seller Representative shall be entitled to have reasonable access to the books and records of the Fresh Companies and the work papers of Purchaser prepared in connection with the Closing Net Working Capital and the Net Working Capital Statement and, upon reasonable prior notice, shall be entitled to discuss such books and records and work papers with Purchaser and those Persons (including employees of the Fresh Companies) involved in the preparation thereof.

(d)     Payments.

(i)    If the Closing Net Working Capital as determined pursuant to this Section 2.3 is greater than the Preliminary Net Working Capital, then Purchaser shall pay to each Seller his, her or its Ratable Share of the amount equal to the difference between the Preliminary Net Working Capital and the Closing Net Working Capital in cash by wire transfer of immediately available funds on or before the date three (3) Business Days after the date of such determination.

(ii)    If the Closing Net Working Capital as determined pursuant to this Section 2.3 is less than the Preliminary Net Working Capital, Purchaser and the Seller Representative shall deliver a joint letter instructing the Escrow Agent to disburse from the Escrow Account to Purchaser (or its designee as set forth in a written notice to the Seller Representative) an amount equal to the difference between the Preliminary Net Working Capital and the Closing Net Working Capital. If the Escrow Account is insufficient to satisfy the difference between the Closing Net Working Capital and the Preliminary Net Working Capital, then each Seller shall pay to Purchaser his, her or its Ratable Share of the remainder of such shortfall (after application of the Escrow Account) within three (3) Business Days after the receipt of a notice signed by Purchaser and the Seller Representative setting forth such amounts.

(e)    Exclusive Remedy for Working Capital Adjustment. Each of Purchaser, the Company and Sellers acknowledges and agrees that the Purchase Price adjustment provisions set forth in this Section 2.3 shall be the sole and exclusive remedy of Purchaser and the Sellers with respect to (i) determining whether or not any adjustment would be made to the Purchase Price pursuant to this Section 2.3 (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment and/or (iii) any other claims relating to any of the components of the Company’s Net Working Capital.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows, except as set forth in the Company Disclosure Letter hereto:

3.1      Authority of the Company. The Company is validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite entity power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary entity action of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

3.2      Capitalization: Ownership.

(a)    The authorized and outstanding Company Stock is as set forth on Section 3.2 of the Company Disclosure Letter. Each outstanding share of Company Stock shown thereon is or will be duly authorized, validly-issued, fully paid and nonassessable, and are owned of record and beneficially by the Sellers, free and clear of all Liens. Except as set forth on Section 3.2 of the Company Disclosure Letter, there are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests, or (ii) stock appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Company Stock.

(b)    As of the Closing, the Company Stock constitutes all of the issued and outstanding capital stock and other equity securities of the Company.

3.3      Organization: Subsidiaries.

(a)    Section 3.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each of the Fresh Companies. Each of the Fresh Companies is an entity validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite entity power and authority to own, lease and operate its properties and carry on the Business as now being conducted.

(b)    Each of the Fresh Companies is duly qualified to do business and is in good standing in each jurisdiction where its conduct of the Business or ownership of its properties requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.3 of the Company Disclosure Letter, all outstanding shares of capital stock or other equity interests of the Fresh Companies (other than the Company) are owned by the Company or another Fresh Company and are duly authorized, validly issued, fully paid, and nonassessable and are owned free and clear of all Liens, except for Permitted Liens.

(c)    Except as set forth on Section 3.3 of the Company Disclosure Letter, there are no outstanding options, rights, warrants, contracts or commitments for the issuance or sale of, or any securities of any Fresh Company (other than the Company) convertible into or exchangeable for, any shares of capital stock or other equity interests of any Fresh Company (other than the Company) (whether treasury or issued and outstanding), and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing.

3.4     No Conflicts; Consents and Approvals. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby, the performance by the Company of its obligations hereunder assuming the receipt the consents, approvals and waivers listed on Section 3.4 of the Company Disclosure Letter, will not: (a) violate or conflict with any term, condition or provision of (i) the Fundamental Documents of the Company or any other Fresh Company, (ii) any Material Contract by which any of their respective properties are bound, (iii) any other agreements by which any of their respective properties are bound or (iv) any Law applicable to the Company or any other Fresh Company, which violation would, in the case of clause (iii), reasonably be expected to have a Material Adverse Effect; or (b) result in the creation of any Lien upon any of their respective properties or give to others any interest or right in any of their respective properties, including, a right to purchase any of such properties, except where the Lien, right or interest would not reasonably be expected to have a Material Adverse Effect. Except for the authorizations and approvals as set forth on Section 3.4 of the Company Disclosure Letter, no authorization, consent, or approval of, or filing with, any Governmental Authority is required to be obtained or made by the Company or any other Fresh Company in connection with the execution and delivery of, or performance by the Company of its obligations under, this Agreement except for any authorization, consent or approval the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

3.5      Real Property; Title to and Condition of Assets.

(a)    Section 3.5 of the Company Disclosure Letter sets forth a correct and complete listing of any real property owned by any of the Fresh Companies (“Owned Real Property”) or leased by any of the Fresh Companies (“Leased Real Property” and with the Owned Real Property, the “Real Property”), and, in the case of Leased Real Property, the name of the lessee and the lessor. Section 3.5 of the Company Disclosure Letter also sets forth a correct and complete listing of all options or other rights to lease real property that are held by any Fresh Company, if any, unless such option or other right is pursuant to a lease otherwise identified on Section 3.5 of the Company Disclosure Letter. Except as set forth in Section 3.5 of the Company Disclosure Letter, no Fresh Company has agreed to purchase or lease, nor may any Fresh Company be obligated to purchase or lease, any real property from a third party. True and complete copies of the leases for each Leased Real Property (each a “Lease”) have heretofore been made available by the Company to Purchaser.

(b)    Except for: (i) matters set forth in Section 3.5 of the Company Disclosure Letter, (ii) Permitted Liens, or (iii) such other easements, rights of way, restrictions or Liens that do not interfere in any material respect with the use, operation or occupancy of the applicable Real Property in connection with the Business as presently conducted by the Fresh Companies, (A) a Fresh Company holds a valid leasehold estate (either for a term or as a holdover) in each Leased Real Property subject only to performance of the terms of the Lease to be performed by the applicable Fresh Company, (B) no Fresh Company has encumbered any Real Property, and (C) each Lease for a Leased Real Property is in full force and effect, enforceable in accordance with its terms and conditions (except as may be limited by (x) applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws from time to time in effect which affect creditors rights generally, or (y) legal and equitable limitations on the availability of specific remedies), and without default thereunder by any Fresh Company or, to the Company’s Knowledge, the landlord.

(c)    Except as set forth in Section 3.5 of the Company Disclosure Letter, each Fresh Company has good and valid title to, or a valid leasehold interest in, all material personal property and other material assets used in the Business or reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the date of the Most Recent Company Balance. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens. Except as set forth in Section 3.5 of the Company Disclosure Letter, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the other Fresh Companies are in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the other Fresh Companies, together with all other properties and assets of the Company and the other Fresh Companies, are sufficient for the conduct of the Business in the manner conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.6    Intellectual Property.

(a)    Set forth on Section 3.6(a) of the Company Disclosure Letter is a list of all material items of Intellectual Property issued by or registered with a Governmental Authority, together with domain names, in each case that are owned by or issued to any of the Fresh Companies (“Company Registered IP”).

(b)    Except as set forth on Section 3.6(b) of the Company Disclosure Letter, to the Company’s Knowledge, one or more Fresh Companies owns all right, title and interest in and to all of the material Intellectual Property owned by any of the Fresh Companies (“Company Owned IP”), or has a valid right to use, all of the material Intellectual Property licensed to any of the Fresh Companies (“Company Licensed IP”, and with the Company Owned IP, “Company Intellectual Property”).

(c)    The Company Intellectual Property is sufficient to operate the Business as presently conducted.

(d)    The Company Intellectual Property is valid, subsisting, not subject to any third-party rights which, if exercised, would result in a Material Adverse Effect on the Business, and not subject to any encumbrances which prohibit it from being used in connection with the Business as presently conducted.

(e)    For any trade secrets which are part of the Company Intellectual Property, reasonable and appropriate safeguards have been taken to protect such trade secrets from misappropriation, and to Company’s Knowledge, none of the trade secrets of any of the Fresh Companies has been misappropriated.

(f)    Except as set forth on Section 3.6(f) of the Company Disclosure Letter:

(i)    no Fresh Company has received notice of any infringement or other violation of its rights in any of the Company Intellectual Property, no Fresh Company has asserted against a third party any infringement or other violation of any Company Intellectual Property, and no claim or litigation against a third party with respect to the alleged infringement or misappropriation of any Company Intellectual Property is currently pending or threatened,

(ii)    there has been no prior claim or prior litigation against any third party with respect to the alleged infringement, misappropriation, or violation by any third party or any third party Intellectual Property rights of any Company Intellectual Property which, regardless of whether settled, has had or may have in the future a Material Adverse Effect on a Fresh Company,

(iii)    there is no claim pending or, to the Company’s Knowledge, threatened, against any Fresh Company or against any Fresh Company employee with respect to the alleged infringement, misappropriation, or violation by any Fresh Company or any Company Intellectual Property of any Intellectual Property rights of any third party,

(iv)    no litigation is pending wherein any Fresh Company or any Company Intellectual Property is alleged to infringe, misappropriate, or violate any Intellectual Property right of any third party,

(v)    there has been no prior claim or prior litigation against any Fresh Company with respect to the alleged infringement, misappropriation, or violation by any Fresh Company or any Company Intellectual Property of any Intellectual Property rights of any third party which, regardless of whether settled, has had or may have in the future a Material Adverse Effect on a Fresh Company,

(vi)    to the Company’s Knowledge, the Company Intellectual Property does not infringe any rights of any third party, and

(vii)    to the Company’s Knowledge, the conduct of the Business of the Company by the Fresh Companies does not violate, interfere with, infringe upon or misappropriate any Intellectual Property rights of any third Person.

(g)    Except as set forth in Section 3.6(g) of the Company Disclosure Letter, the Fresh Companies are in compliance in all material respects with any and all posted privacy policies, agreements of the Fresh Companies, and any Laws relating to privacy, data protection, anti-spam, personally identifiable information and similar consumer protection laws (“Information Privacy Policies and Laws”). The Fresh Companies have not been notified in writing of and are not the subject of any known regulatory investigation or proceeding related to data security or privacy or alleging a violation of any Information Privacy Policies and Laws. The transactions contemplated by this Agreement will not violate any third-party privacy policy or terms of use relating to the use, dissemination or transfer or any such data or information applicable to the Fresh Companies.

3.7    Financial Statements; Absence of Undisclosed Liabilities.

(a)    The Financial Statements, attached hereto as Section 3.7(a) of the Company Disclosure Letter, (i) present fairly, in all material respects, the consolidated financial condition of the Fresh Companies as of the referenced dates and the consolidated results of operations of the Fresh Companies for the periods presented, (ii) are based on the books and records of the Fresh Companies, and (iii) were prepared in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal audit adjustments, the lack of footnotes and other presentation items.

(b)    Except as set forth in Section 3.7(b) of the Company Disclosure Letter, no Fresh Company has any liability or obligation (absolute, accrued, contingent, or otherwise), except such liabilities or obligations (i) as are reserved against or reflected in the Most Recent Company Balance Sheet or of a nature not otherwise required pursuant to GAAP to be reserved against or reflected therein, and/or (ii) as have been incurred in the Ordinary Course of Business since the date of such balance sheet.

3.8    No Material Adverse Change. Except as set forth on Section 3.8 of the Company Disclosure Letter, since December 31, 2020, there has not occurred any change in the financial condition or results of operations of the Fresh Companies, taken as a whole, that has had a Material Adverse Effect. Since that date through the date of this Agreement, except as set forth on Section 3.8 of the Company Disclosure Letter:

(a)    amendment of the Fundamental Documents of the Fresh Companies;

(b)    no party (including the Fresh Companies) has accelerated, terminated, modified or canceled any Material Contract;

(c)    none of the Fresh Companies has experienced any damage, destruction, or loss involving at least $100,000 per occurrence (whether or not covered by insurance) to any of its assets or property;

(d)    none of the Fresh Companies has made any redemptions of or, other than in the Ordinary Course of Business, dividends or distributions in respect of the outstanding Company Stock;

(e)    none of the Fresh Companies has made material change in any method of accounting or accounting practice of the Fresh Companies, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)    none of the Fresh Companies has paid any fee, interest, royalty or any other payment of any kind to the Sellers or any Affiliate of the Sellers, other than the payment to Sellers of their respective salaries and bonuses and other compensation, as applicable, and the payment of management fees pursuant to the Management Services Agreements;

(g)    none of the Fresh Companies has incurred any Indebtedness in excess of $100,000 (excluding trade payables, intercompany amounts, borrowings under the revolving credit facilities of the Fresh Companies and leases), any Lien (other than Permitted Liens) upon any of its respective assets or any increase in the amount payable by any of the Fresh Companies under any credit or loan agreement to which such Fresh Company is a party (excluding borrowings under the revolving credit facility of the Fresh Companies);

(h)    none of the Fresh Companies has sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i)    none of the Fresh Companies has made any capital expenditure (or series of related capital expenditures) involving more than $50,000 individually or more than $100,000 in the aggregate;

(j)    none of the Fresh Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(k)    none of the Fresh Companies has granted any license or sublicense of any rights under or with respect to any Intellectual Property except non-exclusive licenses or sublicenses granted in the Ordinary Course of Business;

(l)    none of the Fresh Companies has abandoned or failed to maintain in full force and effect any material Intellectual Property;

(m)    none of the Fresh Companies has granted or increased the compensation, benefits, severance or termination pay of its shareholders, officers or employees, other than in the Ordinary Course of Business;

(n)    none of the Fresh Companies has entered into any employment contract or collective bargaining agreement providing annual base salary and annual guaranteed bonus or other fixed annual compensation in excess of $[***];

(o)    none of the Fresh Companies has modified in any material respect the terms of any existing employment contract with an officer of the Fresh Companies outside the Ordinary Course of Business;

(p)    none of the Fresh Companies has adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(q)    none of the Fresh Companies has entered into a new line of business or abandonment or discontinuance of existing lines of business;

(r)    none of the Fresh Companies has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(s)    none of the Fresh Companies acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(t)    none of the Fresh Companies has made, changed or rescinded any Tax election, amended any Tax Return or take any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction outside the Ordinary Course of Business that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Tax Period; and

(u)    none of the Fresh Companies has committed to do any of the foregoing.

3.9    Tax Matters. Except as set forth in Section 3.9 of the Company Disclosure Letter:

(a)    each Fresh Company has filed, or has had filed on its behalf, all income and other material Tax Returns required to have been filed (and all such Tax Returns were true, correct, and complete in all material respects) and has directly, or has had on its behalf, paid, withheld, or made provision for the payment of, all Taxes shown thereon as owing;

(b)    there are no outstanding extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect of any Tax Return of, or which includes, any Fresh Company;

(c)    no written claim has been made within the past three (3) years by any Governmental Authority in a jurisdiction where any Fresh Company does not file a Tax Return that any Fresh Company is or may be subject to taxation by that jurisdiction;

(d)    there is no material action, suit, proceeding, investigation, audit, claim or assessment pending or, to the Company’s Knowledge, proposed with respect to any liability for Tax, or with respect to any Tax Return, of any Fresh Company;

(e)    the Taxes of the Fresh Companies for the Taxable period (or portion thereof) ending on the Closing Date do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) utilized in determining the Closing Net Working Capital;

(f)    to the Company’s Knowledge, no Liens have been filed by any Taxing authority with respect to the assets of any Fresh Company, except Liens for Taxes not yet due and payable;

(g)    to the Company’s Knowledge, no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against any Fresh Company;

(h)    each Fresh Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(i)    the Fresh Companies have delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any Fresh Company, since [***];

(j)    no Fresh Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any Fresh Company) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than pursuant to a contract entered into the Ordinary Course of Business that does not primarily concern Tax matters);

(k)    after the Closing Date, none of the Fresh Companies will have any liability under any Tax sharing or allocation agreement to any Person other than another Fresh Company. In addition, all intercompany charges to JSI Store Fixtures Canada Inc. have been determined on an “arms-length” basis within the meaning Code Section 482 and the Regulations promulgated thereunder;

(l)    no Fresh Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) use of any improper method of accounting for a taxable period ending on or prior to the Closing Date, (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. law) executed on or prior to the Closing Date; or (D) installment sale or open transaction disposition made on or prior to the Closing Date;

(m)    within the past three (3) years, no Fresh Company has distributed stock of any Person, or has had its stock distributed by another Person, in a transaction purported or intended to be governed in whole or in part by Code Section 355 or 361;

(n)    no Fresh Company is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2);

(o)    None of the Fresh Companies has entered into or is a party to any promissory note, agreement or other instrument (including, without limitation, any subordination agreement, loan agreement or security agreement) that is an applicable high-yield discount obligation within the meaning of Code Section 163(i); and

(p)    Except as set forth in Section 3.9(a) of the Company Disclosure Letter, each Fresh Company has filed timely, or has had filed timely on its behalf, all sales and use tax returns (and all such Tax returns were true, correct and complete in all material respects) and has directly, or has had on its behalf, paid, withheld, or made provision for the timely payment of, all Taxes shown thereon as owing.

3.10   Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, there is no ongoing demand, claim, suit, action, arbitration or legal, administrative or other proceeding (an “Action”) pending or, to the Company’s Knowledge, threatened against any Fresh Company or any of its officers, directors, assets, properties or businesses, in each case, relating to the businesses or properties of any Fresh Company, or which seek to enjoin or obtain damages with respect to the consummation of the transactions contemplated hereby. No event has occurred and, to the Company’s Knowledge, no circumstances exist that would be reasonably expected to give rise to, or serve as a basis for, any such Action.

3.11    Employee Benefits and Related Matters.

(a)    Set forth on Section 3.11(a) of the Company Disclosure Letter is a list of all material Benefit Plans.

(b)    With respect to each Benefit Plan, the Fresh Companies have made available to Purchaser a true, correct and complete copy, to the extent applicable, of (i) each writing constituting a part of such Benefit Plan including plan documents, summary of material plan terms if the Benefit Plan is not in writing, trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and investment advisory agreements; (ii) the most recent Form 5500 and all schedules and attachments thereto and the most recent actuarial report, if any; (iii) the most recent favorable determination letter or favorable opinion letter issued by the IRS; (iv) the most recent summary plan description, summary of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) the most recent nondiscrimination tests performed under the Code; and (vi) copies of material notices, letters or other correspondence received from the Internal Revenue Service, Department of Labor, Department of Health and Human Services or other Governmental Authority during the last three (3) years preceding the date of this Agreement.

(c)    All of the Benefit Plans have been established, administered and maintained in compliance in form and operation in all material respects with all applicable Laws.

(d)    Section 3.11(d) of the Company Disclosure Letter identifies each Benefit Plan that is intended be a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”). Each Qualified Plan has been issued a determination letter from the IRS (or can rely on an opinion letter obtained by a prototype or volume submitter plan sponsor), and such determination or opinion letter has not been revoked and, no event has occurred which would reasonably be expected to adversely affect the qualified status of any Qualified Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(e)    There are no material actions, suits or claims pending involving any Benefit Plans (other than Multiemployer Plans), other than routine claims for benefits and qualified domestic relations or medical child support orders.

(f)    Neither the Company nor any ERISA Affiliate has now or at any time within the previous six years contributed to, sponsored, or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”), (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, or (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code. None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.

(g)    Neither the Company nor any ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code or other applicable Law relating to any Benefit Plan and nothing has occurred that could constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Benefit Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Benefit Plan covering any active, retired, or former employees or directors of the Company or any ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Benefit Plan in a manner that could subject it to liability under Sections 4062, 4063, or 4064 of ERISA; (iii) failed to comply with ERISA Sections 601 to 608 and Code Section 4980B; or (iv) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA Sections 4201 or 4204 to any Multiemployer Plan, and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan that could result in any liability of the Company or any ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(h)    Neither the Company nor any ERISA Affiliate has now or at any time within the previous six years contributed to, sponsored, or maintained any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i)    Other than as required under ERISA Sections 601 to 608 or other applicable Law, no Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and neither the Company nor any ERISA Affiliate has any liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.

(j)    Except as set forth on Section 3.11(j) of the Company Disclosure Letter, there is no pending or threatened Action relating to a Benefit Plan (other than routine benefit claims), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program.

(k)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(l)    Except as set forth on Section 3.11(l) of the Company Disclosure Letter, neither the execution of this Agreement, shareholder approval of this Agreement, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) to the Company’s Knowledge, entitle any current or former director, officer, employee, independent contractor, or consultant of the Company or any Subsidiary to severance pay, any increase in severance pay, any other payment, or any cancellation of indebtedness; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual under any Benefit Plan; (iii) limit or restrict the ability of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (vii) result in payments under any Benefit Plans that would not be deductible under Section 162(m) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(m)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

Except for the representations and warranties of the Company expressly set forth in this Section 3.11, none of the Fresh Companies, the Sellers or any other Person makes any other express or implied representation or warranty with respect to employee benefits, Benefit Plans, ERISA, and/or related matters, and none of the other representations and warranties contained in this Agreement shall be deemed to be given in relation to employee benefits and/or related matters.

3.12    Material Contracts. Set forth on Section 3.12 of the Company Disclosure Letter is a list of the Material Contracts. The Company has provided to Purchaser a true and complete copy of each Material Contract (including all modifications, amendments and supplements thereto and written waivers thereunder). Except as set forth on Section 3.12 of the Company Disclosure Letter, no Fresh Company is in receipt of any written claim of any breach of, or is otherwise in breach in any material respect of or default under any Material Contract, and, to the Company’s Knowledge, no other party to any Material Contract is in breach in any material respect of or default under any Material Contract. Each of the Material Contracts is a valid and binding obligation of the applicable Fresh Company party thereto and, to the Company’s Knowledge, each other party thereto, is in full force and effect, and is enforceable by the applicable Fresh Company and, to the Company’s Knowledge, each other party thereto in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (ii) legal and equitable limitations on the availability of specific remedies. Except as set forth on Section 3.12 of the Company Disclosure Letter, to the Company’s Knowledge, no party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract.

3.13    Brokers and Finders. Except for Alantra LLC, the fees and expenses of which shall be Transaction Expenses, no broker or investment banker acting on behalf of the Company or any other Fresh Company or under the authority of any of them is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company or any other Fresh Company in connection with any of the transactions contemplated herein.

3.14    Insurance. Set forth on Section 3.14 of the Company Disclosure Letter is a list of all insurance policies, bonds, and insurance risk arrangements (collectively, the “Policies”) currently maintained by the Fresh Companies. All such Policies are in full force and effect and no Fresh Company is in material default, whether as to the payment of premium or otherwise, under the terms of such Policies. No written notice of cancellation, termination or non-renewal has been received by the Fresh Companies with respect to any of the Policies. Except as set forth in Section 3.14 of the Company Disclosure Letter, there are no outstanding suits, claims or demands against any Fresh Company reasonably expected to involve more than $[***] of loss or alleged loss in any individual circumstance pending under any of the Policies and no such claim has been made under any of the Policies in the last two (2) years.

3.15    Employees.

(a)    Except as set forth on Section 3.15(a) of the Company Disclosure Letter, (a) no Fresh Company is a party to a collective bargaining agreement having provisions covering its Employees or other legally binding commitment with any trade union or employee organization or group in respect of or affecting Employees or is currently negotiating any such agreement, (b) no complaint against any Fresh Company is currently pending or, to the Company’s Knowledge, threatened before-the National Labor Relations Board or the Equal Employment Opportunity Commission, (c) there are no pending or threatened labor strikes, boycotts, picketing, disputes, requests for representation, union organizational activity or other concerted activity, slowdowns or stoppages pending or, to the Company’s Knowledge, threatened against any of the Fresh Companies, and (d) to the Company’s Knowledge, none of the Fresh Companies has taken any action that would constitute a mass layoff or plant closing under the WARN Act within ninety (90) days prior to the date hereof. The Fresh Companies are in compliance with all notice and other requirements under the WARN Act and it has no liabilities pursuant thereto. The Fresh Companies have not implemented or been involved in any “mass layoff” or “plant closing” (or any similar event or occurrence) (as defined in the WARN Act) within the last six (6) years preceding the date of this Agreement.

(b)    The Fresh Companies are in compliance in all material respects with all Laws respecting labor and employment and employment practices, terms and conditions of employment, collective bargaining, immigration, occupational health and safety, payment of vacation and sick pay, wages and hours and overtime. The Fresh Companies have correctly classified all individuals who have provided services to the Fresh Companies as employees or independent contractors.

(c)    Except as set forth in Section 3.15(c) of the Company Disclosure Letter, there is no, and since [***] has not been any, Action, charge, complaint, governmental investigation, citation or action of any kind pending or threatened in writing or threatened against the Fresh Companies relating to labor practices, employment, employment practices, terms and conditions of employment, collective bargaining, immigration, workers’ compensation, occupational health and safety, plant closings or wages and hours (including any Actions alleging any Fresh Company is a joint employer with another entity, or any matters relating to overtime or employee classification) and, no facts exist that could reasonably be expected to give rise to such claims or Actions.

3.16    Environmental.

(a)    The Company made available to Purchaser (i) [***] reports held by the Fresh Companies and (ii) all material records and material correspondence in the possession of any of the Fresh Companies relating to environmental matters affecting the Fresh Companies and which were prepared for or submitted to, or received from, third parties or applicable Governmental Authorities, since [***].

(b)    Except as disclosed in the materials referred to in Section 3.16 of the Company Disclosure Letter or except as set forth in Section 3.16 of the Company Disclosure Letter, none of the Fresh Companies has received written notice within the last five (5) years alleging that any of the Fresh Companies might be potentially responsible for any material violation of Environmental Laws.

(c)    None of the Fresh Companies are aware of any material non-compliance by any of the Fresh Companies with Environmental Laws that would reasonably be expected to give rise to a Material Adverse Effect.

(d)    The Fresh Companies have, for the last five (5) years (i) possessed, maintained, and been in material compliance with all Permits required under applicable Environmental Laws, and (ii) filed all notices required under those Permits or applicable Environmental Laws.

(e)    To the Company’s Knowledge, there has been no Release of any Hazardous Materials at, under, to or from the Real Property, and no surface or subsurface condition exists upon the Real Property which would require investigation, removal or other remediation under applicable Environmental Laws or which constitutes, or which with passage of time is likely to constitute, a public or private nuisance.

(f)    Except for the representations and warranties of the Company expressly set forth in this Section 3.16, none of the Fresh Companies, the Sellers nor any other Person makes any other express or implied representation or warranty with respect to environmental matters (including with respect to Environmental Laws), and notwithstanding any provision in this Agreement to the contrary, this Section 3.16 shall be the exclusive representations and warranties in respect of environmental matters (including with respect to any Environmental Law) or any kind of conditions, liabilities or losses arising from such matters.

3.17    Compliance with Laws; Permits. Except as set forth in Section 3.17 of the Company Disclosure Letter (and excluding Environmental Laws, which are covered exclusively by Section 3.16, and Laws relating to employee benefits and related matters, which are covered exclusively by Section 3.11): (a) the Fresh Companies are currently and for the last [***], have been in compliance in all material respects with all applicable Laws in connection with the operation of the Business, (b) during the last the last [***], no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by any Fresh Company of, or a failure on the part of any Fresh Company to comply with, any Laws in connection with the operation of the Business, and (c) each Fresh Company is in possession of all material permits, licenses, registrations and government authorizations (“Permits”) required under applicable Law for the current operation of its business and are in compliance with the requirements and limitations included in such Permits, except in case of each of clause (a), (b) and (c) where the failure to comply or possess would not have a Material Adverse Effect). Section 3.17 of the Company Disclosure Letter lists all current Permits issued to each Fresh Company, including the names of the Permits and their respective dates of issuance and expiration. Each Fresh Company has taken commercially reasonable actions to maintain its Permits both as a result of the transactions described in this Agreement and otherwise. All such Permits are valid, and no cancellation, loss, lapse suspension, revocation, restriction, termination or withdrawal of any such Permit is pending or threatened. Subject to compliance with applicable regulations, each such Permit can be renewed, if applicable, in the Ordinary Course of Business by each Fresh Company; provided, however, that, for the avoidance of doubt, no guarantee or assurance is provided as to the ability to renew any Permit following the consummation of the transactions contemplated hereby. None of the Fresh Companies has received any written notice or any other communication from any Governmental Authority or any other Person regarding any actual or alleged violation of or failure to comply with any term or requirement of any Permit or any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit. No Action or order from a Governmental Authority has been taken or threatened in connection with any such Permit and there is no valid basis for any such Action.

3.18    Affiliate Transactions. Set forth on Section 3.18 of the Company Disclosure Letter is a description of each arrangement or agreement (whether written or oral) pursuant to which (a) any Seller or any of its Affiliates (other than the Fresh Companies), or any of the officers or directors of any of the Fresh Companies, provides any service, property, asset or loan to any Fresh Company or (b) any Fresh Company provides any service, property, asset or loan to any pf the officers or directors of any of the Fresh Companies, any Seller or any of their respective Affiliates (other than the Fresh Companies), other than, in the case of each of clause (a) and (b), employment services provided in such Person’s capacity as an Employee or officer of any Fresh Company and the compensation received therefor.

3.19    Material Customers; Material Suppliers.

(a)    Section 3.19(a) of the Company Disclosure Letter sets forth the top [***] customers of the Fresh Companies (based on the dollar amount of sales to such customers) for the fiscal year ended December 31, 2020 and for the three-month period ending on March 31, 2021 (the “Material Customers”) and the amount of consideration paid by each Material Customer during such period.

(b)    Section 3.19(b) of the Company Disclosure Letter sets forth the top [***] suppliers and vendors of the Fresh Companies (based on the dollar amount of purchases made by the Fresh Companies) for the fiscal year ended December 31, 2020 and for the three-month period ending on March 31, 2021 (the “Material Suppliers”) and the amount of purchases from each Material Supplier during such period.

(c)    Except as set forth on Section 3.19(c) of the Company Disclosure Letter, no Material Customer or Material Supplier has provided any Fresh Company with written notice, or to the Company’s Knowledge, other notice that any such Material Customer or Material Supplier intends to terminate its business with any Fresh Company or materially alter the terms or conditions on which it does business with any Fresh Company, whether as a result of the transactions contemplated hereby or otherwise (it being understood and agreed that the completion of purchase orders with a customer or supplier in the Ordinary Course of Business shall not constitute a stop or decrease in the rate of business done with any Fresh Company).

3.20    Certain Practices.

(a)    None of the Fresh Companies and, to the Company’s Knowledge, no officer, manager, director, member or equity holder, in each case, to the effect of any Fresh Company, employee, independent contractor or agent or any other Person acting on behalf of any Fresh Company, has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than price concessions in compliance with applicable Law and permissible business entertainment which is accurately reflected in the Financial Statements to customers in the Ordinary Course of Business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction).

(b)    None of the Fresh Companies and no officer, manager, director, member or equity holder of the Fresh Companies, or, to the Company’s Knowledge, no employee, consultant or agent or any other Person on behalf of any Fresh Company has (i) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, which is applicable to privately held companies, or (ii) made any payment, directly or indirectly, on behalf of or to the benefit of any Fresh Company, in violation of any applicable Laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature.

3.21    Books and Records. The minute books and stock record books of each Fresh Company are materially complete and correct and have been maintained in accordance with sound business practices. At the Closing, all existing original books and records (which may be in electronic format) will be in the possession of the applicable Fresh Company.

3.22    No Other Representations or Warranties; Disclosure.

(a)    Except for the representations and warranties of the Company expressly set forth in this Agreement, and in furtherance of the provisions of Section 12.13 and not in limitation thereof, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of any of the Fresh Companies or otherwise, in each case in respect of the Fresh Companies, the Business of the Fresh Companies, their respective assets and liabilities or otherwise.

(b)    EXCEPT AS SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to Purchaser as follows, except as set forth in the Company Disclosure Letter:

4.1    Authority of Seller. If an entity, such Seller is validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite entity power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by such Seller has been duly authorized by all necessary entity action of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws /from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

4.2    Ownership. The Company Stock shown as held by such Seller on Exhibit A, is owned by such Seller as the registered and beneficial owner with good title free and clear of all Liens other than those restrictions on transfer in the Company’s Fundamental Documents.

4.3    No Conflicts; Consents and Approvals. The execution and delivery of this Agreement by such Seller does not, and the consummation of the transactions contemplated hereby and performance by such Seller of his, her or its obligations hereunder, assuming the receipt of the consents, approvals and waivers listed on Section 3.4 of the Company Disclosure Letter, will not: (a) violate or conflict with any term, condition or provision of (i) the Fundamental Documents of such Seller, (ii) any material contract to which such Seller is a party, or (iii) any Law applicable to such Seller which violation would, in the case of clauses (ii) and (iii), reasonably be expected to have a Material Adverse Effect, or (b) result in the creation of any Lien upon any of such Seller’s Company Stock or give to others any interest or right in any of such Seller’s Company Stock.

4.4    Consents and Approvals. Except for such consents, authorizations and approvals as set forth on Section 3.4 of the Company Disclosure Letter, no material authorization, consent, or approval of, or filing with, any Governmental Authority is required to be obtained or made by such Seller in connection with the execution and delivery by such Seller of, or performance by such Seller of such Seller’s obligations under, this Agreement.

4.5    Brokers and Finders. Except for Alantra LLC, the fees and expenses of which shall be Transaction Expenses, no broker or investment banker acting on behalf of such Seller or under the authority of such Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from such Seller in connection with any of the transactions contemplated herein.

4.6    No Other Representations or Warranties; Disclosure.

(a)    Except for the representations and warranties of such Seller expressly set forth in this Agreement, and in furtherance of the provisions of Section 12.13, neither such Seller nor any other Person makes any other express or implied representation or warranty on behalf of any of the Sellers or any of the Fresh Companies or otherwise, in each case in respect of the Fresh Companies, the Business of the Fresh Companies, their respective assets and liabilities or otherwise. Nothing contained in this Section 4.6 is intended to negate the obligations of the Sellers under Article 10 for breaches of the representations and warranties of the Company in Article 3.

(b)    EXCEPT AS SET FORTH IN THIS ARTICLE 4, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers as follows:

5.1    Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Ohio, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (b) legal and equitable limitations on the availability of specific remedies.

5.2    Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby and performance by Purchaser of its obligations hereunder will not, violate or conflict with any provision of: (i) the Fundamental Documents of Purchaser; (ii) any material agreement, lease, instrument, mortgage, license or franchise to which Purchaser is a party or by which any of its properties is bound; or (iii) any Law applicable to Purchaser and which violation or conflict would reasonably be expected to have a material adverse effect on the financial condition or operations of Purchaser. No authorization, consent or approval of, or filing with, any Governmental Authority is required in connection with the execution and delivery of, or performance by Purchaser of its obligations under, this Agreement.

5.3    Brokers, Etc.    Other than Cannacord Genuity, no broker or investment banker acting on behalf of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.4    Knowledge. Purchaser has no knowledge of any breach of, or inaccuracy in, any of the representations, warranties, covenants or agreements of the Company or the Sellers set forth in this Agreement.

5.5    Financial Ability. Purchaser has immediately available funds (including available borrowing capacity under committed credit facilities) sufficient to consummate the transactions contemplated by this Agreement, including the payment of all fees and expenses payable by Purchaser in connection with the transactions contemplated by this Agreement.

5.6    Solvency. Assuming the accuracy of the representations and warranties in Article 3, immediately after giving effect to the transactions contemplated by this Agreement, Purchaser, the Company and each of their respective Subsidiaries (a) shall be able to pay their respective debts as they become due; (b) shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser, the Company or their respective Subsidiaries.

5.7    Securities. Purchaser hereby acknowledges that the shares of Company Stock are not registered under the Securities Act or registered or qualified for sale under any applicable securities Law of the United States or any other country or any state or province of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom. Purchaser is acquiring the shares of Company Stock for its own account as principal, for investment purposes and has no present intention to dispose of the Company Stock, in whole or in part, or of any interest in the Company Stock, to any, other Person whether by public distribution or otherwise. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Company Stock and has the ability to bear the economic risks of such investment.

5.8    Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Company and the Sellers set forth in this Agreement, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Company Stock (including Purchaser’s own estimate and appraisal of the value of the Business, financial condition, assets, operations and prospects of the Fresh Companies) and specifically disclaims that it is relying upon or has relied upon any other representations and warranties. Purchaser confirms to the Sellers that Purchaser is sophisticated and knowledgeable in both the industry and the Business of the Fresh Companies and is capable of evaluating the matters set forth above. For the avoidance of doubt, Purchaser acknowledges and agrees that the Sellers shall have no liability under this Agreement with respect to any information concerning the Fresh Companies not expressly represented and warranted to in this Agreement, including, but only to the extent not also expressly represented and warranted to in this Agreement (including the Company Disclosure Letter), (a) any information set forth in any Confidential Information Presentation distributed by Alantra LLC with respect to the Fresh Companies, (b) any information regarding the Fresh Companies provided at any management presentation related to the transactions contemplated by this Agreement, (c) any information communicated by or made available through the data room process, or (d) any financial projection or forecast relating to any of the Fresh Companies; provided, that the foregoing acknowledgment and agreement shall not limit, in any way, the representations or warranties made by the Company hereunder or the rights of Purchaser Indemnified Parties with respect to breaches thereof or inaccuracies therein.

ARTICLE 6.
COVENANTS

6.1    [Reserved].

6.2    [Reserved].

6.3    [Reserved].

6.4    [Reserved].

6.5    Directors’ and Officers’ Matters.

(a)    Prior to the Closing, the Fresh Companies shall obtain from a financially sound and reputable insurance company (as determined by the Company in good faith), a six (6) year run-off directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policy covering claims which arise, in whole or in part, from facts or circumstances which occurred prior to the Closing, which policies shall name, as insureds thereunder, all present and former directors and officers of the Fresh Companies. The cost of any such coverage shall be a Transaction Expense.

(b)    For a period [***] with respect to each Fresh Company, Purchaser agrees that it shall not, and that it shall cause each Fresh Company not to, in each case, unless otherwise agreed by the parties hereto, amend the Fundamental Documents of any Fresh Company in any way to reduce or eliminate the level of indemnification provided by any Fresh Company to such present and former officers and directors of such Fresh Company. This Section 6.5(b) and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors, managers and officers of the Fresh Companies and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether under law, contract or otherwise. If any Fresh Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Fresh Company shall succeed to the obligations set forth in this Section 6.5(b).

6.6   Records; Post-Closing Access to Information.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative may retain (i) all original bids received from other parties and prepared in connection with the transactions contemplated hereby, (ii) all copies of all agreements, documents, books, records and files (collectively, “Records”) prepared in connection with the transactions contemplated hereby, including analyses relating to the Fresh Companies, all board minutes and communications with counsel and (iii) copies of all income Tax Returns (none of which items in Section 6.6(a)(i) shall be the property of the Fresh Companies and, effective as of the Closing, the Fresh Companies shall assign to the Seller Representative all right, title and interest thereto, and all attorney work product and privilege with respect to such counsel).

(b)    Subject to Section 11.3(a), for a period of [***] after the Closing Date, Purchaser shall preserve and retain, or cause each Fresh Company to preserve and retain, all Records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the Business and operations of the Fresh Companies prior to the Closing Date.

(c)    Subject to Section 11.3(a), from and after the Closing Date, Purchaser shall cause the Fresh Companies to afford the Seller Representative and its counsel, accountants and other authorized representatives, upon reasonable prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records of the Fresh Companies and any other assets or information that the Seller Representative reasonably deems necessary, including in connection with the preparation of any report or Tax Return required to be filed by the Sellers under applicable Law or any third-party claim (but so as not to unduly disrupt the normal course of operations of the Fresh Companies), including preparing or defending any Tax Return and any interim or annual report or other accounting statements.

6.7    [Reserved].

6.8  Release by the Company. Effective upon the Closing, the Company, on its behalf and on behalf of each Fresh Company, hereby irrevocably and unconditionally releases and forever discharges each Seller and each of such Seller’s individual, joint or mutual, past, present and future Subsidiaries, successors and assigns and any of their respective officers, directors, managers, equityholders, employees, agents, counsel or advisors and each of the directors and managers that served on the boards of directors or managers of any Fresh Company from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever (“Released Claims”), whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date, including any Released Claims relating to or arising out of ownership by such Seller of Company Stock; provided, that (i) nothing contained in this Section 6.8 shall release any Seller from his, her or its respective obligations and liabilities hereunder and (ii) this release shall only relate to those claims arising from conduct occurring on or before the Closing.

6.9   Employee Matters.

(a)    All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person (including Affected Employees, participants or beneficiaries in any Benefit Plan, retirees, or dependents or beneficiaries of employees or retirees).

(b)    For [***] following the Closing Date, Purchaser shall, or shall cause the Fresh Companies to, provide each Employee who remains employed by the Fresh Companies, Purchaser or their respective Affiliates (“Affected Employees”) (i) base compensation and bonus opportunities (but excluding equity based compensation, transaction bonuses, sale bonuses, and change in control bonuses) that are at least as favorable to such Affected Employee as in effect immediately prior to the Closing Date and (ii) employee benefits substantially similar comparable in the aggregate to those provided by the applicable Fresh Company immediately prior to the Closing Date; provided, that nothing in this Agreement shall be deemed to limit the right of Purchaser or the Company to terminate the employment of any Affected Employee at any time or construed as altering the at-will nature of any Affected Employee’s employment. Nothing in this Agreement shall be deemed to limit the right of Purchaser or the Company to (A) change or modify the terms and conditions of employment for any Affected Employee (consistent with the terms set forth in this subsection (b)or (B) change, modify or terminate any employee benefit plan or arrangement in accordance with its terms.

(c)    Purchaser shall ensure that the Affected Employees receive credit (for purposes of eligibility to participate and vesting, but not benefit accrual) for service with the Fresh Companies and their Subsidiaries prior to the Closing Date (to the same extent such service credit was granted under the Benefit Plans) under the comparable employee benefit plans, programs and policies of Purchaser, the Fresh Companies and any of their Subsidiaries in which such employees became participants (the “Purchaser Employee Plans”), as if such service had been performed with Purchaser or any of its Subsidiaries, except to the extent that such service crediting would result in duplication of benefits for the same period of service. In addition, Purchaser shall use commercially reasonable efforts to provide that: (i) at the Closing Date, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Purchaser Employee Plans to the extent coverage under such Purchaser Employee Plan replaces coverage under a similar or comparable Benefit Plan in which such Affected Employee participated immediately before the Closing Date, (ii) for purposes of each Purchaser Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability, actively-at-work or similar requirements and eligibility waiting periods will be waived with respect to such Affected Employees and his or her covered dependents; and (iii) each Affected Employee and his or her covered dependents shall receive credit under Purchaser Employee Plan’s for the plan year in which the Closing Date occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the Closing Date under the applicable Benefit Plan in the Benefit Plan’s plan year in existence at the Closing Date.

(d)    Nothing contained in this Section 6.8, express or implied (i) shall be construed to establish, amend, or modify, or limit the ability of Purchaser, the Fresh Companies or any of their Affiliates to amend modify or terminate, any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, established, sponsored or maintained by any of them, subject to the terms thereof or (ii) shall limit the ability of Purchaser, the Fresh Companies or their Affiliates from terminating the employment of any employee (including any Affected Employee) at any time and for any or no reason subject to the terms of any existing agreements.

6.10    [Reserved].

6.11    Restrictive Covenants. To further induce Purchaser to purchase the Company, and in consideration of the applicable payments by Purchaser pursuant to this Agreement, each Seller set forth on Schedule 6.11 shall execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreements”).

6.12    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE 7.
[RESERVED]

ARTICLE 8.
[RESERVED]

ARTICLE 9.
CLOSING

9.1    Closing. The Closing shall take place at the offices of Finn Dixon & Herling LLP, Six Landmark Square, Stamford, Connecticut (or remotely by electronic delivery) on the date hereof, or such other date as is mutually agreeable to the Seller Representative and Purchaser (the “Closing Date”). The Closing shall be effective for all purposes as of the Effective Time.

9.2    Deliveries of the Company and each Seller. At the Closing, the Company, the Seller Representative and each Seller, as applicable, acting severally and not jointly, shall deliver to Purchaser:

(a)    resignations of the officers and directors of each Fresh Company (as requested by Purchaser at least ten (10) days prior to the Closing);

(b)    a certificate of the Secretary of the Company certifying as to (A) the full force and effect of the Fundamental Documents of the Company, (B) authorizing resolutions of the Company’s board of directors, and (C) a certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Company, issued by the applicable Governmental Authority;

(c)    payoff letters duly executed by each lender to the Indebtedness of the Fresh Companies set forth on Schedule 9.2, indicating that, upon payment of the amount specified in such payoff letter, all outstanding obligations of the Fresh Companies arising under or relating to such Indebtedness shall be repaid and extinguished in full and that upon receipt of such amount such Person shall release its Liens and other security interests in, and shall file, or authorize the Company to file, Uniform Commercial Code Termination Statements and such other documents necessary to release of record its Liens and other security interests in, the assets and properties of the Fresh Companies;

(d)    employment agreements executed by each of [***] in form and substance reasonably acceptable to Purchaser and each such Person, with Purchaser.

(e)    an executed signature page to the Escrow Agreement, as executed by the Seller Representative and the Escrow Agent;

(f)    any certificates evidencing the Company Stock sold at Closing (or lost stock affidavits therefor);

(g)    an executed Restrictive Covenant Agreement from each Seller set forth on Schedule 6.10;

(h)    each Seller shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller is not a “foreign person” as defined in Code Section 1445.

(i)    any other items required to be delivered by the Company or the Sellers under the terms and provisions of this Agreement in form and substance reasonably acceptable to Purchaser.

9.3    Deliveries of Purchaser. At the Closing, Purchaser shall deliver to the Sellers:

(a)    confirmations of the wire transfers of immediately available funds required by the terms and conditions of Section 2.2;

(b)    an executed signature page to the Escrow Agreement, as executed by Purchaser;

(c)    a certificate of the Secretary of the Purchaser certifying as to (A) the full force and effect of the Fundamental Documents of the Purchaser, (B) authorizing resolutions of the Purchaser’s board of directors, and (C) a certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Purchaser, issued by the applicable Governmental Authority;

(d)    releases in favor of each resigning officer and director of each of the Fresh Companies duly executed by Purchaser and the applicable Fresh Company;

(e)    a copy of the R&W Policy; and

(f)    any other items to be delivered by Purchaser under the terms and provisions of this Agreement in form and substance reasonably acceptable to the Seller Representative.

9.4    [Reserved].

ARTICLE 10.
SURVIVAL AND INDEMNIFICATION

10.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties and other specific obligations contained herein shall survive the Closing and shall remain in full force and effect until the applicable date that is set forth below:

Category	Survival Period

Section 3.1 (Authority of the Company),

Section 3.2 (Capitalization Ownership),

Section 3.3(a) and (c) (Organization; Subsidiaries),

Section 3.13 (Brokers and Finders),

Section 4.1 (Authority of Seller),

Section 4.2 (Ownership),

Section 4.5 (Brokers and Finders),

Section 5.1 (Authority of Purchaser),

Section 5.2 (Authorization of Transaction),

Section 5.3 (Non-contravention), and/or (collectively, “Fundamental Representations”)

[***]
Section 3.16(d) (Environmental)	[***]
All other representations and warranties	[***]
Pre-Closing Covenants	[***]
Post-Closing Covenants	[***]
The matter set forth on Schedule 10.2(a)(v)	[***]
Fraud	Indefinitely

No claim for indemnification may be made, and no Indemnifying Person shall have any liability with respect to, any claim for indemnification first asserted or delivered after the earlier of (i) the expiration of the applicable survival period and (ii) termination of the representations and warranties or covenants or obligations (in each case, as set forth in this Section 10.1) on the breach or failure of which such claim is based (the “Claims Cut-Off Date”); provided that if an Indemnified Person delivers written notice to an Indemnifying Person of an indemnification claim (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) on or before the close of business on the Claims Cut-Off Date, any such claim, and the representations and warranties, or covenants or obligations, as applicable, on which such claim is based, shall survive (solely for purposes of such claim) until such claim is resolved or judicially determined.

10.2    Indemnification by the Sellers.

(a)    Subject to Section 10.4, from and after the Closing, each Seller agrees, severally and not jointly, on a Pro Rata Basis, to indemnify Purchaser, its Affiliates, their successors and assigns, and any of their respective agents, employees, representatives, Officers and directors (“Purchaser Indemnified Parties”) against, and hold Purchaser Indemnified Parties harmless from, any and all Losses suffered by any Purchaser Indemnified Party to the extent arising out of any of the following:

(i)    any breach of or any inaccuracy in any representation or warranty made by the Company in Article 3 of this Agreement. For purposes of this Article 10, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty;

(ii)    any breach of or failure by the Company to perform any covenant or obligation of the Company to be performed prior to the Closing, as set out in this Agreement;

(iii)    all (A) Indebtedness as of the Closing Date which has not been paid prior to the Closing or deducted from the Purchase Price pursuant to Section 2.2(a)(iv) or Section 2.3 and (B) any Transaction Expenses which have not been paid prior to the Closing or deducted from the Purchase Price pursuant to Section 2.2(a)(v) or Section 2.3;

(iv)    all (A) Taxes of any Fresh Company for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date, (B) Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Fresh Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar state, local, or non-U.S. law), and (C) Taxes of any Person (other than any Fresh Company) imposed on any Fresh Company as a transferee or successor, by contract (other than a contract entered into the Ordinary Course of Business that does not primarily concern Tax matters) or pursuant to any law, rule, or regulation, which Taxes relate to a Pre-Closing Tax Period event or transaction; provided, however, that no Seller shall be obligated to indemnify the Purchaser Indemnified Parties for any Taxes resulting from any breach by Purchaser or any of its Affiliates of Section 11.1(b) of this Agreement; and/or

(v)    the matter set forth on Schedule 10.2(a)(v).

(b)    Subject to Section 10.4, from and after the Closing, each Seller agrees, severally and not jointly, to indemnify Purchaser Indemnified Parties, against, and hold Purchaser Indemnified Parties harmless from, any and all Losses suffered by any Purchaser Indemnified Party to the extent arising out of any of the following:

(i)    any breach of or any inaccuracy in any representation or warranty made by such Seller regarding such Seller in Article 4 of this Agreement. For purposes of this Article 10, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; and/or

(ii)    any breach of or failure by such Seller to perform any covenant or obligation of such Seller to be performed after the Closing, as set out in this Agreement.

10.3    Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify the Sellers, their Affiliates, their successors and assigns and any of their respective agents, employees, representatives, officers and directors (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, any and all Losses suffered by any Seller Indemnified Party to the extent arising out of any of the following:

(a)    any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement. For purposes of this Article 10, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; and/or

(b)    any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement or any Transaction Document delivered by Purchaser at the Closing.

10.4    Limitations on Liability.

(a)    With respect to any claim as to which a Purchaser Indemnified Party may be entitled to indemnification under Sections 10.2(a)(i) or 10.2(b)(i) for a breach of representations or warranties, the Sellers shall not be liable for any Losses attributable to a particular circumstance or event or series of related circumstances or events which do not exceed $[***] (which Losses will not be counted toward the Deductible) (such amount, the “De Minimis Threshold”). Notwithstanding the foregoing, in no event shall the De Minimis Threshold apply with respect to the Fundamental Representations and/or Fraud.

(b)    Anything in Section 10.2(a) and/or Section 10.2(b) to the contrary notwithstanding, the Purchaser Indemnified Parties shall not have the right to be indemnified under Sections 10.2(a)(i) or 10.2(b)(i) for a breach of representations or warranties unless and only to the extent the Purchaser Indemnified Parties (or any member thereof) shall have incurred on a cumulative basis for all breaches Losses thereunder in an amount exceeding $[***] (the “Deductible”), at which time the Purchaser Indemnified Parties shall be entitled to indemnification with respect to all such Losses in excess of the Deductible. Notwithstanding the foregoing, in no event shall the Deductible apply with respect to the Fundamental Representations and/or Fraud.

(c)    Caps; Sources and Manner of Recovery. With respect to the following categories of claims pursuant to Section 10.2, Section 10.3 and claims for Fraud, the Parties shall be subject to the limitations on each Parties’ liability and seek recovery exclusively as follows:

Category	Cap	Sources and Manner of Recovery
Claims pursuant to Section 10.2(a)(i) that arise from Fundamental Representations (other than in the case of Fraud):	An aggregate amount equal to the Purchase Price; provided, that the maximum liability of each Seller shall not exceed such Seller’s Ratable Share of the Purchase Price.

First, against the Indemnification Escrow Amount (to the extent then available);

Second, from the R&W Policy (but only to the extent coverage is provided); and

Third, if the R&W Policy coverage is exhausted or inapplicable (whether due to coverage limits, exclusions, deductibles, expiration or otherwise), directly from the Sellers, severally and not jointly.

Claims pursuant to Section 10.2(a)(i) that arise from breaches of representations and warranties (other than Fundamental Representations or in the case of Fraud):	Indemnification Escrow Amount	First, against the Indemnification Escrow Amount (to the extent then available); and Second, from the R&W Policy.
Claims pursuant to Section 10.2(a)(ii):	An aggregate amount equal to the Purchase Price; provided, that the maximum liability of each Seller shall not exceed such teller’s Ratable Shire of the Purchase Price.	First, against the Indemnification Escrow Amount (to the extent then available); and Second, directly from the Sellers, severally and not jointly.
Claims pursuant to Section 10.2(a)(iii):	An aggregate amount equal to the Purchase Price; provided, that the maximum liability of each Seller shall not exceed such Seller’s Ratable Share of the Purchase Price.	First, against the Indemnification Escrow Amount (to the extent then available); and Second, directly from the Sellers, severally and not jointly.

Category	Cap	Sources and Manner of Recovery
Claims pursuant to Section 10.2(a)(iv):	An aggregate amount equal to the Purchase Price; provided, that the maximum liability of each Seller shall not exceed such Seller’s Ratable Share of the Purchase Price.

First, against the Indemnification Escrow Amount (to the extent then available);

Second, from the R&W Policy (but only to the extent coverage is provided); and

Third, if the R&W Policy coverage is exhausted or inapplicable (whether due to coverage limits, exclusions, deductibles, expiration or otherwise), directly from the Sellers, severally and not jointly.

Claims pursuant to Section 10.2(a)(v):	An aggregate amount equal to the Special Escrow Amount, as such amount may be reduced from time to time by the releases described in Section 10.10(a)(ii).	Against the Special Escrow Amount.
Fraud with respect to the representations and warranties set forth in Article 3:	An aggregate amount equal to the Purchase Price; provided, that the maximum liability of each Seller shall not exceed such Seller’s Ratable Share of the Purchase Price.	First, against the Indemnification Escrow Amount (to the extent then available); and Second, directly from the Sellers, severally and not jointly.
Claims pursuant to Section 10.2(b)(i) that arise from Fundamental Representations (other than in the case of Fraud):	An aggregate amount equal to such Seller’s Ratable Share of the Purchase Price.

First, against the applicable Seller until the retention amount under the R&W Policy is satisfied;

Second, from the R&W Policy (but only to the extent coverage is provided); and

Third, if the R&W Policy coverage is exhausted or inapplicable (whether due to retention, Coverage limits, exclusions, deductibles, expiration or otherwise), directly from the applicable Seller.

Claims pursuant to Section 10.2(b)(i) that arise from breaches of representations and warranties (other than Fundamental Representations or in the case of Fraud):	Indemnification Escrow Amount	First, against the Indemnification Escrow Amount (to the extent then available); and Second, from the R&W Policy.

Category	Cap	Sources and Manner of Recovery
Claims pursuant to Section 10.2(b)(ii):	An aggregate amount equal to such Seller’s Ratable Share of the Purchase Price.	Against the applicable Seller
Fraud with respect to the representations and warranties set forth in Article 4:	An aggregate amount equal to such Seller’s Ratable Share of the Purchase Price.	Against the applicable Seller.
Claims pursuant to Section 10.3(a) that arise from Fundamental Representations (other than in the case of Fraud):	An aggregate amount equal to the Purchase Price	Against the Purchaser.
Claims pursuant to Section 10.3(a) that arise from breaches of representations and warranties (other than Fundamental Representations or in the case of Fraud):	An aggregate amount equal to the Indemnification Escrow Amount.	Against the Purchaser.
Claims pursuant to Section 10.3(b):	Purchase Price.	Against the Purchaser.
Fraud with respect to the representations and warranties set forth in Article 5:	Purchase Price.	Against the Purchaser.

(d)    Waiver of Right of Contribution. Each Seller hereby waives any claim against the Purchaser and/or any Fresh Company, whether for contribution, indemnification or otherwise, with respect to any payment that the Seller is obliged to make (or, except for caps, baskets, survival periods or other limitations set forth herein, would have been obliged to make) pursuant to Article 10.

(e)    Exclusive Remedy. The sole and exclusive liability and responsibility of the Sellers to the Purchaser Indemnified Parties under or in connection with the Transaction Documents delivered by the Sellers at Closing or the transactions contemplated hereby or thereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason), and the sole and exclusive remedy of Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in this Article 10. Notwithstanding the foregoing, nothing in this Article 10 shall (i) prevent or restrict the right of any party to obtain injunctive relief or specific performance from a court of competent jurisdiction, (ii) prevent or restrict any claim against a Seller for Fraud by such Seller or (iii) operate to interfere with or impede the operation of the provisions of Section 2.3.

(f)    Additional Limitations on Liability.

(i)    The amount of any Loss payable by the Sellers pursuant to this Article 10 to any Purchaser Indemnified Party shall be reduced to the extent such Loss is adequately reflected as an accrued liability in the determination of the Closing Net Working Capital or reserved for in the Financial Statements.

(ii)    No indemnification for any Losses shall be made pursuant to Sections 10.2(a) or (b) with respect to any fact, matter or circumstance relating to any component of the Company’s Net Working Capital, it being agreed and understood that the provisions of Section 2.3 above are the sole and exclusive provisions relating thereto (whether or not any such adjustment was, in fact, made pursuant to Section 2.3 above).

(g)    No right of the Purchaser Indemnified Parties for indemnification hereunder shall be affected by any examination made for or on behalf of Purchaser, the knowledge of any of the officers, directors, owners, employees or agents of Purchaser, or the acceptance by Purchaser of any certificate or opinion; provided that, in no event shall any Purchaser Indemnified Parties be entitled to indemnification, reimbursement or other recovery from the Sellers for that portion of Losses that arise out of or result from any inaccuracy in or breach of the representations and warranties set forth in Article 3 or Article 4 as to which the Sellers establish that Purchaser had Actual Knowledge at or prior to the Closing. “Actual Knowledge” shall mean (i) with respect to a particular fact, event or circumstance, that a Specified Person had an actual conscious awareness of such fact event or circumstance and (ii) with respect to an inaccuracy in or breach of the representations and warranties set forth in Article 3 or Article 4, that a Specified Person had an actual conscious awareness that the fact, event or circumstance giving rise to such inaccuracy or breach constitutes an inaccuracy or breach of such representation or warranty; provided that, for the avoidance of doubt, Actual Knowledge does not include any constructive, implied or imputed knowledge, nor shall it include any knowledge (whether actual, imputed or constructive) of any outside advisors, counsel, accountants, consultants, agents, employees or other third parties of such Specified Person or any Buyer Indemnitee and the Sellers shall bear the burden of proving that a Specified Person had Actual Knowledge of any such underlying fact, event, circumstance, inaccuracy or breach. “Specified Person” means [***].

10.5    Net Losses; Subrogation: Mitigation.

(a)    Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax Advantage realizable by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses, and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable best efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefit or recoveries net of any expenses incurred by such Indemnified Person in collecting such amount are received by an Indemnified Person (or any of its Affiliates), with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries net of any expenses incurred by such Indemnified Person in collecting such amount (up to the amount of the Indemnifying Person’s payment). With respect to any Losses incurred or suffered by an Indemnified Person, no liability shall attach to the Indemnifying Person in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Person from the Indemnifying Person. Accordingly, the Indemnified Person may only recover once np respect of the same Loss.

(b)    Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent that such payment represents payment in full of such Losses, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)    Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Person to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Person of any representation, warranty, covenant or obligation of the Indemnifying Person under this Agreement, including by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter.

(d)    To the extent that any breach of any representation or warranty contained in this Agreement or any other provision of this Agreement is capable of remedy, the Indemnified Person shall afford the Indemnifying Person a reasonable opportunity to remedy the matter complained of.

10.6    Claims. Subject to the applicable time periods set forth in this Article 10, and as promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 10.7, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall, to the extent such information is reasonably available, specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information, to the extent such information is reasonably available, as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.4 have been satisfied or do not apply.

10.7    Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.4 have been satisfied or do not apply); provided, however, that the failure to so give Such notice shall prevent an Indemnified Person from claiming indemnification with respect to such claim only if, and only to the extent that, such failure results in actual prejudice to the Indemnifying Person. The Indemnifying Person may, at its own expense, (a) participate in die defense of any such claim, suit, action or proceeding, and (b) so long as the claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, upon notice to the Indemnified Person given within fifteen (15) days of the Indemnifying Person’s receipt of the notice of commencement thereof, assume the defense thereof with counsel of its own choice for so long as the Indemnifying Person conducts the defense of such claim actively, diligently and in good faith. In the event of such assumption, the Indemnifying Person shall have the exclusive right to settle or compromise any such claim, suit, action or proceeding which (A) provides for the payment out of the Escrow Account and/or by the Indemnifying Person of money as the sole relief, (B) results in the full and general release of the Indemnified Person from all liabilities arising or related to or in connection with the claim and (C) involves no finding or admission of any violation of Law or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Person at any time during the course of any such claim, suit action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

10.8    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 10.7) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 10.7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (b) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed.

10.9    Purchase Price Adjustments. Any amounts payable under Section 10.2 or Section 10.3 shall be treated by Purchaser and the Sellers as a dollar-for-dollar adjustment to the Purchase Price.

10.10    Release of Remaining Escrow Account; Reasonable Reserves for Disputed Claims.

(a)    Escrow Release Dates.

(i)    Indemnification Escrow Release Date. No later than two (2) Business Days after the expiration of [***] of the Closing Date (the “Indemnification Escrow Release Date”) Purchaser and the Seller Representative shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Sellers, on a Pro Rata Basis, all of the funds then remaining of the Indemnification Escrow Amount after first deducting amounts payable to the Seller Representative pursuant to Section 10.10(c) unless any outstanding claim for indemnification under Section 10.2(a) or Section 10.2(b) is still pending and unresolved, in which case an amount of the Indemnification Escrow Amount representing a reasonable quantification of the amount of indemnifiable Losses relating to any pending and unresolved claim for indemnification under Section 10.2(a) will be retained by the Escrow Agent (any such amount retained by the Escrow Agent pursuant to clauses (i) and/or (ii) of this Section 10.10(a), a “Retained Amount”); and the balance paid to the Sellers, on a Pro Rata Basis. Any Retained Amount shall remain in the Escrow Account until released to a Purchaser Indemnified Party (or its designee) in satisfaction of an outstanding claim or to the Sellers, pursuant to Section 10.10(b) below.

(ii)    Special Escrow Release Dates.

(A)    Initial Release. No later than two (2) Business Days after the expiration of [***] (the “Initial Special Escrow Release Date”), Purchaser and the Seller Representative shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Sellers, on a Pro Rata Basis, from the Special Escrow Amount an amount equal to the Special Release Amount (as defined in Schedule 10.2(a)(v)), calculated as of the Initial Special Escrow Release Date, after first deducting amounts payable to the Seller Representative pursuant to Section 10.10(c) unless any outstanding claim for indemnification under Section 10.2(a)(v) is still pending and unresolved, in which case an amount of the Special Release Amount representing a reasonable quantification of the amount of indemnifiable Losses relating to any pending and unresolved claim for indemnification under Section 10.2(a)(v) will be retained by the Escrow Agent as a Retained Amount, and the balance paid to the Sellers, on a Pro Rata Basis. Any Retained Amount shall remain in the Escrow Account until released to a Purchaser Indemnified Party (or its designee) in satisfaction of an outstanding claim or to the Sellers, pursuant to Section 10.10(b) below.

(B)    Second Release. No later than two (2) Business Days after the expiration of the [***] (the “Second Special Escrow Release Date”), Purchaser and the Seller Representative shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Sellers, on a Pro Rata Basis, from the Special Escrow Amount an amount equal to the Special Release Amount, calculated as of the Second Special Escrow Release Date, after first deducting amounts payable to the Seller Representative pursuant to Section 10.10(c) unless any outstanding claim for indemnification under Section 10.2(a)(v) is still pending and unresolved, in which case an amount of the Special Release Amount representing a reasonable quantification of the amount of indemnifiable Losses relating to any pending and unresolved claim for indemnification under Section 10.2(a)(v) will be retained by the Escrow Agent as a Retained Amount, and the balance paid to the Sellers, on a Pro Rata Basis. Any Retained Amount shall remain in the Escrow Account until released to a Purchaser Indemnified Party (or its designee) in satisfaction of an outstanding claim or to the Sellers, pursuant to Section 10.10(b) below.

(C)    Final Release. No later than two (2) Business Days following [***] (the “Final Special Escrow Release Date” and together with the Indemnification Escrow Release Date, the Initial Special Escrow Release Date and the Second Special Escrow Release Date, the “Release Dates” and each a “Release Date”), Purchaser and the Seller Representative shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Sellers, on a Pro Rata Basis, all of the funds then remaining of the Special Escrow Amount, after first deducting amounts payable to the Seller Representative pursuant to Section 10.10(c) unless any outstanding claim for indemnification under Section 10.2(a)(v) is still pending and unresolved, in which case an amount of the Special Escrow Amount representing a reasonable quantification of the amount of indemnifiable Losses relating to any pending and unresolved claim for indemnification under Section 10.2(a)(v) will be retained by the Escrow Agent as a Retained Amount, and the balance paid to the Sellers, on a Pro Rata Basis. Any Retained Amount shall remain in the Escrow Account until released to a Purchaser Indemnified Party (or its designee) in satisfaction of an outstanding claim or to the Sellers, pursuant to Section 10.10(b) below.

(D)    Notwithstanding anything to the contrary in this section 10.10(a)(ii), in the event that the Fresh Companies no longer have any liability for rental payments pursuant to that certain Lease Agreement, dated as of March 8, 2017, by and between Anson Logistics Assets LLC and JSI SF Incorporated, Purchaser and the Seller Representative shall deliver a joint, written letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Sellers, on a Pro Rata Basis, all of the funds then remaining of the Special Escrow Amount, after first deducting amounts payable to the Seller Representative pursuant to Section 10.10(c) unless any outstanding claim for indemnification under Section 10.2(a)(v) is still pending and unresolved, in which case an amount of the Special Escrow Amount representing a reasonable quantification of the amount of indemnifiable Losses relating to any pending and unresolved claim for indemnification under Section 10.2(a)(v) will be retained by the Escrow Agent as a Retained Amount, and the balance paid to the Sellers, on a Pro Rata Basis. Any Retained Amount shall remain in the Escrow Account until released to a Purchaser Indemnified Party (or its designee) in satisfaction of an outstanding claim or to the Sellers, pursuant to Section 10.10(b) below

(b)    Release of Retained Amount to the Sellers. If, following any applicable Release Date, after final resolution and payment of each outstanding claim for indemnification, any applicable Retained Amount remains in the Escrow Account, no later than two (2) Business Days after the date of such final resolution and payment, the Escrow Agent shall pay and distribute to the Sellers, on a Pro Rata Basis, all of the funds then remaining in the Escrow Account with respect to such applicable Escrow Amount, minus any funds to be distributed to the Seller Representative pursuant to Section 10.10(c).

(c)    Payment of Costs and Expenses of Seller Representative. Prior to the distribution of any Retained Amount in the Escrow Account to the Sellers, the Seller Representative shall be permitted to be reimbursed out of such remaining funds to be distributed to the Sellers for any and all reasonable costs and expenses of the Seller Representative not yet reimbursed by Sellers pursuant to Section 12.16(f). In furtherance of the foregoing, at any time subsequent to the Release Date, upon the written request of the Seller Representative, Purchaser and the Seller Representative shall promptly deliver to the Escrow Agent a joint letter instructing the Escrow Agent to release to the Seller Representative an amount equal to its reasonable costs and expenses; provided that such amount does not exceed the Retained Amount.

ARTICLE 11.
TAX MATTERS

11.1    Filing Tax Returns; Payment of Taxes.

(a)    The Purchaser shall cause to be timely prepared in a manner consistent with past practice and applicable Law all Tax Returns with respect to the income of the Fresh Companies (i) for all periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for Income Taxes, for the period ending on the Closing Date and (ii) for all Straddle Periods. The Purchaser shall timely file or cause to be filed all such Tax Returns required to be filed on or prior to the Closing Date. The Fresh Companies shall bear all costs relating to the preparation of such Tax Returns. Notwithstanding any past practice to the contrary, any net operating loss for the Pre-Closing Tax Period ending on the Closing Date shall be carried back to the extent permissible under applicable Law. For the avoidance of doubt, all deductions for the Transaction Expenses shall be reflected on the Tax Returns for the Pre- Closing Tax Periods. Not less than ten (10) Business Days prior to the due date for any Tax Return for a Pre-Closing Tax Period or a Straddle Period, the Purchaser shall provide drafts of such Tax Returns to the Seller Representative for its review, and shall not file any such Tax Return which could reasonably be expected to affect the Tax liability of a Seller without the prior written consent of the Seller Representative, Such consent not to be unreasonably withheld, conditioned or delayed.

(b)    None of Purchaser or any of its Affiliates shall (or after the Closing, shall cause or permit the Fresh Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitations, make any tax designation or election or request an assessment or reassessment from a Governmental Authority with respect to) any Tax Return relating in whole or in part to any Fresh Company (i) with respect to any Tax Period ending on or before the Closing Date, or (ii) with respect to any Straddle Periods without the prior written consent of the Seller Representative, which consent-shall not be unreasonably withheld. If any position on any Tax Return filed after the Closing Date with respect to a Fresh Company for Tax Periods beginning on or after the Closing Date could reasonably be expected to affect the Tax liability of a Seller, Purchaser shall notify the Seller Representative and shall take such position on such Tax Return only with the approval of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed.

(c)    Without the prior written consent of Purchaser, no Fresh Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment related to any Fresh Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment related to any Fresh Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of increasing the Tax liability of any Fresh Company for any period ending after the Closing Date or decreasing any Tax attribute of any Fresh Company existing on the Closing Date.

11.2    Proration of Taxes. To the extent permitted by Law or administrative practice, the taxable year of the Fresh Companies shall end on the close of business on the Closing Date, except to the extent items of income or gain attributable to a transaction occurring on the Closing Date are properly allocable to the portion of the Closing Date following the Closing. Whenever it is necessary to determine the liability for Taxes of any Fresh Company for a portion of a taxable year or period that begins before and ends after the close of business on the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the close of business on the Closing Date shall be determined by assuming that the taxable year or period ended on the close of business on the Closing Date, except to the extent items of income or gain attributable to a transaction occurring on the Closing Date are properly allocable to the portion of the Closing Date following the Closing; provided that exemptions, allowances or deductions that are calculated on an annual basis and annual property Taxes shall be prorated on the basis of the number of days in the annual period elapsed on the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

11.3    Cooperation on Tax Matters.

(a)    Subject to the provisions of Section 11.1, Purchaser, the Fresh Companies and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Personnel of the Fresh Companies shall be available to execute Tax statute of limitation waivers and amend Tax Returns at the Seller Representative’s request for the Tax Returns for Tax Periods or prior to the Closing Date and for any Straddle Period Tax Returns. Purchaser and the Seller Representative shall (i) retain all books and records with respect to Tax matters pertinent to the Fresh Companies relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or the Seller Representative, any extensions thereby of the respective Taxable Periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Fresh Companies, as the case may be, shall allow the other party to take possession of-such books and records of the Fresh Companies relating to any Taxable Period.

(b)    Purchaser and the Seller Representative, upon reasonable request by the other party, shall use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)    Purchaser and Seller Representative, upon reasonable request, shall provide the other party with all information that either party may be required to report pursuant to Code Section 6043 or 6043A.

11.4    Refunds and Tax Benefits.

(a)    Any refunds or credits of Taxes of a Fresh Company for any Pre-Closing Tax Period, or for any Straddle Period to the extent allocable to the portion of such Tax period ending on the close of business on the Closing Date pursuant to Section 11.2, shall be for the benefit of the Sellers except to the extent any such refund or credit is reflected in Closing Net Working Capital and any refunds or credits of a Fresh Company for any Straddle Period, to the extent allocable to the portion of such Tax Period beginning on the day after the Closing Date pursuant to Section 11.2, or for any Tax Period beginning on or after the Closing Date, shall be for the benefit of Purchaser.

(b)    Any Tax Advantage arising as a result of the carry forward of net operating losses of any Fresh Company from a Pre-Closing Tax Period shall be for the benefit of the Sellers and shall be determined as and when the refund, credit, deduction or other Tax reduction is actually realized. The amount of any such Tax Advantage realized in a Tax Period beginning on or after the Closing Date shall be paid to the Sellers pursuant to Section 11.4(c).

(c)    Purchaser shall promptly pay over (or cause the applicable Fresh Company to pay over) to the Sellers all Tax Advantages and refunds received by (or credits against future Taxes available to) Purchaser or its affiliates to which the Sellers are entitled under this Section 11.4 (including interest with respect thereto actually received from any Governmental Authority), without offset or any other deduction.

11.5    Audits and Contests with Respect to Taxes. So long as Taxable Periods of any Fresh Company ending on or before, or including, the Closing Date remain open for an assessment of Tax, Purchaser and the Seller Representative shall notify the other in writing within fifteen (15) Business Days after receipt by Purchaser or the Seller Representative of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of any Fresh Company relating to any Pre-Closing Tax Period or Straddle Period, and any pending or threatened audit or assessment with respect to Taxes of Purchaser that may affect the Tax liabilities of any Fresh Company for any Pre-Closing Tax Period or Straddle Period and any audit of a Pre-Closing Tax Period shall be treated as a third party claim subject to Section 10.7.

11.6    Transfer Taxes. All federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the transactions contemplated by this Agreement shall be paid by, and borne by, Purchaser. In addition, Purchaser shall prepare and execute at Closing, and submit to the relevant taxing authorities promptly after Closing together with the corresponding Taxes due, any Tax: Return and/or filing relating to such Taxes.

ARTICLE 12.
MISCELLANEOUS

12.1    Expenses. Each party hereto shall bear its own expenses with respect to this transaction. Any of such expenses incurred by any Fresh Company and not paid or deducted on or prior to the Closing Date pursuant to Sections 2.2(a)(v) and 2.2(e) shall be treated in accordance with Section 2.3(b)(ii). For the avoidance of doubt, Purchaser shall solely responsible for and pay all costs of the Company’s directors’ and officers’, employment practices and fiduciary liability “tail” insurance obtained in accordance with Section 6.5(a), all costs and expenses of the R&W Policy, and all fees or transfer taxes on the sale and transfer of the Company Stock (including notarial fees).

12.2    Amendment. This Agreement may be amended, modified or supplemented only in writing signed by Purchaser, the Company and the Seller Representative.

12.3    Notices. Any written notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission if sent by facsimile (receipt confirmed) or e-mail (receipt confirmed by non-automated responsive email by either the recipient or its counsel), (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, (d) if sent domestically by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service (specified for overnight delivery) and (e) if sent internationally by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to any Seller, to the Seller Representative at its address on Exhibit A hereto, with a copy to:

RFE Investment Partners

36 Grove Street

New Canaan, CT 06840

Attention:         Edward Truslow

Telephone:        (203) 966-2800

Facsimile:          (203) 966-3109

and an additional copy to:

Finn Dixon & Herling LLP

Six Landmark Square

Stamford, Connecticut 06901-2048

Attention:         Richard Kohlberger, Esq.

Telephone:        (203) 325-5000

Facsimile:          (203) 325-5001

If to Purchaser, addressed as follows:

c/o LSI Industries Inc.

10000 Alliance Road

Cincinnati, Ohio 45242

Attention:         Thomas A. Caneris, SVP Human Resources, General Counsel

Telephone:        (513) 793-3200

Facsimile:          (513) 791-0813

with a required copy (which shall not constitute notice) to:

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention:         Mark Reuter

Telephone:        (513) 579-6400

Facsimile:          (513) 579-6457

12.4    Waivers. Subject to the limitations contained in this Agreement, the failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

12.5    Counterparts. This Agreement may be executed, including by way of electronic signature (pdf and facsimile formats included) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.6    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (both substantive and procedural), and not the laws of conflicts, of the State of Delaware.

12.7    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party and any such assignment shall provide that the assigning party will continue to be bound by all obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that its assignee fails to do so. Notwithstanding the foregoing, (a) this Agreement may be assigned by a party (the “Assigning Party”) after Closing without the consent of the other party (the “Non-Assigning Party”) to an Affiliate of the Assigning Party, provided that advance notice of the assignment is given to the Non-Assigning Party, such Affiliate enters into a written agreement with the Non-Assigning Party to be bound by the provisions of this Agreement in all respects and to the same extent as the Assigning Party is bound and that the Assigning Party will continue to be bound by all obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do 50 and (b) Purchaser may collaterally assign its rights under this Agreement to its financing sources.

12.8    No Third Party Beneficiaries. Except as set forth in Section 6.4 and the rights of the Non-Recourse Parties to enforce their rights under this Agreement, including under Sections 10.1 and 12.13, this Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described herein, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

12.9    Jurisdiction; Venue. Each party agrees that any suit, action or proceeding brought by such party (or its Affiliates) against the other party (or its Affiliates) in connection with or arising from this Agreement shall be brought solely in the Chancery Court of the State of Delaware or in the federal or other state Courts located in the State of Delaware, and each party consents to the jurisdiction and venue of each such court. Each of the parties agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in the Chancery Court of the State of Delaware or in the federal or other state courts located in the State of Delaware. Each of the parties irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.10    Company Disclosure Letter. Any information disclosed the Company Disclosure Letter or otherwise disclosed to Purchaser in writing shall be deemed to be disclosed to Purchaser for all purposes of this Agreement to the extent that such disclosure contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other sections of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

12.11    Incorporation. The Company Disclosure Letter and the Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

12.12    Complete Agreement. The Transaction Documents constitute the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

12.13    Non-Recourse. Except and solely to the extent otherwise set forth in the Confidentiality Agreement, the Equity Commitment Letter, and/or the Limited Guarantee, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement, the Confidentiality Agreement, the Equity Commitment Letter and/or the Limited Guarantee (and then only to the extent of the specific obligations undertaken by such named party in this Agreement, the Confidentiality Agreement, the Equity Commitment Letter and/or the Limited Guarantee and not otherwise), no past, present or future director, officer,, employee, incorporator, member, manager, partner, equityholder, warrantholder, Affiliate, agent, attorney, or other representative of a Seller, any Fresh Company fir any other Person (collectively, file “Non- Recourse Parties”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates or based on any theory of civil conspiracy Or responsibility for the Fraud of another Person) for any representations, warranties, obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral or written representations made or alleged to have been made in connection herewith, The provisions of this Section 12.13 are intended to be for the benefit of, and enforceable by, the Non-Recourse Parties, and each such person shall be a third party beneficiary of this Section 12.13.

12.14    Public Announcements. The Company, the Sellers and Purchaser each agree that except as may be otherwise required by applicable Law, they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of Purchaser and the Seller Representative, which (x) prior to Closing shall be in the applicable Person’s sole discretion and (y) after Closing, shall not be unreasonably withheld or delayed, except as may be required by Law or by any stock exchanges having jurisdiction over the Sellers, Purchaser or their respective Affiliates. Each party shall use reasonable efforts to agree upon the text of any such announcement, including to the Company’s employees, customers and suppliers. This Section 12.14 shall not restrict any Sellers or their Affiliates that are investment or private equity firms or Affiliates of investment or private equity firms from disclosing the Closing of the transactions contemplated hereby and key financial information relating thereto on a confidential basis to existing and prospective investors of such Sellers of their Affiliates. For the avoidance of doubt, the distribution of notices and/or other information to Seller in furtherance of the transactions contemplated by this Agreement shall not violate the terms of this Section 12.14.

12.15    Currency. Except as otherwise expressly set forth herein, all references to “dollars” or “$” in this Agreement shall mean United States Dollars.

12.16    Appointment and Authorization of the Seller Representative.

(a)    Each Seller irrevocably appoints and authorizes Fresh Seller Rep, LLC as the Seller Representative and as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement, the Escrow Agreement and any Transaction Documents delivered by the Sellers hereunder which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Purchaser shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement (including the Escrow Agreement), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as folly binding upon such Seller.

(b)    Without limiting the generality of the foregoing Section 12.16(a), the Seller Representative, acting alone without the consent of any Other Seller, is hereby authorized by each of the Sellers to (i) take any ;and all actions under this Agreement and/or the Escrow Agreement without any further consent or approval from any other Person, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Article 10 (including settlements thereof), (iii) effect payments to Sellers hereunder, (iv) receive or give, notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof and of any other Transaction Documents, and/or (vii) execute and deliver documents, releases and/or receipts hereunder.

(c)    The parties confirm their understanding that if at any time the Seller Representative or any of its Affiliates is also a Seller, then the Seller Representative or such Affiliate shall have the same rights and powers under this Agreement, the Escrow Agreement or any other Transaction Document as any other Seller and may exercise or refrain from exercising the same as though it were not the Seller Representative or an Affiliate of the Seller Representative.

(d)    The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e)    The Seller Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of Sellers (based on each Seller’s Ratable Share) or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct, fraud or gross negligence by the Seller Representative. The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify: (A) any statement, warranty or representation made in or in connection with this Agreement, the Escrow Agreement or the Transaction Documents; (B) the performance or observance of any of the covenants or agreements of Sellers under this Agreement, the Escrow Agreement or any of the other Transaction Documents; or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Escrow Agreement, the Transaction Documents or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.

(f)    Each Seller shall, on a Pro Rata Basis, pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses of the Seller Representative (including fees and expenses of counsel to the Seller Representative) in connection with: (i) the enforcement of this Agreement, the Escrow Agreement and any of the Transaction Documents and/or the protection or preservation of the rights of each Seller and/or the Seller Representative against Purchaser, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement, the Escrow Agreement or any Transaction Document (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of an advance amount equal to [***] (the “Advance Amount”), as reflected on Exhibit A, which will be delivered by Purchaser to the Seller Representative at Closing as a deduction from the Estimated Purchase Price and which the Seller Representative will maintain in a separate account for application under this Section 12.16(f) or Section 12.16(g).

(g)    Each Seller shall, on a Pro Rata Basis, indemnify, defend and hold harmless the Seller Representative and the Seller Representative’s affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing (to the extent not reimbursed by the Company or Purchaser) against any Loss that such indemnitees may suffer or incur in connection with its capacity as Seller Representative, or any action taken or omitted by such indemnitees hereunder or thereunder (except such resulting from such indemnitee’s willful misconduct, gross negligence or fraud).

(h)    Each Seller acknowledges that he, she or it has, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement and the other Transaction Documents to which such Seller is a party. Each Seller also acknowledges that he, she or it will, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as he, she or it shall deem appropriate at the time, continue to make his, her or its own decisions in taking or not taking any action under this Agreement and/or any other Transaction Document.

(i)    The Seller Representative may resign at any time by giving notice thereof to Sellers. Upon any such resignation, a majority of the Sellers (based on their respective Ratable Share) shall appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by Sellers, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of Sellers, appoint a successor Seller Representative, which shall be any Seller. Upon the acceptance of its appointment as Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Seller Representative.

(j)    The remaining Sellers (i.e., the Sellers other than the Seller Representative), acting by a majority of the remaining Sellers (based on their respective Ratable Share), shall be permitted to remove the Seller Representative if a court of competent jurisdiction shall have ruled, in a final, non-appealable decision^ that the Seller Representative has engaged in fraud, gross negligence or willful misconduct in connection With its activities as Seller Representative. In connection with any such removal, the Sellers (acting by a majority) shall (i) appoint a successor Seller Representative and (ii) provide written notice thereof to Purchaser, who shall be entitled to rely upon such written notice for all purposes of this Agreement. Such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the removed Seller Representative, and the removed Seller Representative shall be discharged from its duties and obligations hereunder. After the removed Seller Representative’s removal hereunder as Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it While Seller Representative.

(k)    This Section 12.16 sets forth all of the duties of the Seller Representative with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement, the Escrow Agreement or any of the Transaction Documents against the Seller Representative. The obligations of the Seller Representative hereunder and under the Transaction Documents are only those expressly set forth herein and therein.

(l)    The Seller Representative shall disburse any remaining Advance Amount to Sellers on a Pro Rata Basis at any time that it determines in its sole discretion.

12.17    Termination of Certain Agreements. Each Seller hereby agrees that, effective as of the Closing (and subject to receipt of his, her or its respective portion of the Estimated Purchase Price on the Closing Date in accordance with the terms hereof), the Company’s current Stockholder’s Agreement, dated as of December 7, 2012, by and among the Company and certain of the Sellers, the Management Services Agreements and any other agreement between the Sellers and the Company shall terminate, be of no further force and effect without any further action of any party and no Seller shall have any claim thereunder. Each Seller makes the covenants set forth in this Section 12.17 in reliance upon the separate agreement of the Company to terminate the agreements referred to in this Section 12.17.

12.18    Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 12.18 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 12.18 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.19    Provision Respecting Legal Representation.

(a)    Each of parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Finn Dixon & Herling LLP may serve as counsel to RFE, the Seller Representative and each and any Seller and their respective stockholders, members, partners, officers, employees or Affiliates (individually and collectively, the “Stockholder Group”), on the one hand, and the Fresh Companies, on the other hand, in connection with negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Finn Dixon & Herling LLP (or any successor thereof) may serve as counsel to any member of the Stockholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(b)    In furtherance of the foregoing, Purchaser hereby agrees that, in the event that a dispute arises after the Closing between Purchaser and its Subsidiaries on the one hand, and the Stockholder Group on the other hand, Finn Dixon & Herling LLP may represent the Stockholder Group in such dispute even though the interests of the Stockholder Group may be directly adverse to Purchaser and its Subsidiaries and even though Finn Dixon & Herling LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or its Subsidiaries. Purchaser further agrees that, as to all communications among Finn Dixon & Herling LLP, the Company, its Subsidiaries, and/or any member of the Stockholder Group that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Group, and may be controlled by the Seller Representative and Stockholder Group, and shall not pass to or be claimed by Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Fresh Companies, on the one hand, and a third party other than a member of the Stockholder Group, on the other hand, Purchaser, the Fresh Companies may assert the attorney- client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser, the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Seller Representative.

12.20    Nature of Seller Covenants, Representations and Warranties. For the avoidance of doubt, the covenants, representations and warranties of the Sellers contained herein are several and not joint and several.

12.21    Specific Performance. Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and the Sellers would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the breaching party waives the defense that an adequate remedy at law may exist.

12.22    [Reserved].

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

COMPANY:

JSI HOLDING CORP.

By:	/s/ Terry Awalt
Name: Terry Awalt
Title: Chief Executive Officer

SELLERS:

RFE-INVESTMENT, LLC

By:	/s/ Edward D. Truslow
Name: Edward D. Truslow
Title: President and Chief Executive Officer

SELLERS (cont’d):

MTN JSI LLC

By:	/s/ Dan Negrea
Name: Dan Negrea
Title: Manager

SELLERS (cont’d):

TERRY AWALT

/s/ Terry Awalt
Terry Awalt

SELLERS (cont’d):

MARK AWALT

/s/ Mark Awalt
Mark Awalt

SELLERS (cont’d):

GRETEL SEELEY

/s/ Gretel Seeley
Gretel Seeley

SELLERS (cont’d):

KENNETH BUSH

/s/ Kenneth Bush
Kenneth Bush

SELLERS (cont’d):

DUANE HALLOWELL

/s/ Duane Hallowell
Duane Hallowell

SELLERS (cont’d):

DAN CASSIER

/s/ Dan Cassier
Dan Cassier

SELLERS (cont’d):

BRUCE WEITZ

/s/ Bruce Weitz
Bruce Weitz

SELLERS (cont’d):

THE JAMES M. DICKSON AND DEBORAH A. DICKSON REVOCABLE AGREEMENT OF TRUST DATED JUNE 2, 2016

By:	/s/ James Dickson
Name: James Dickson
Title: Trustee

SELLERS (cont’d):

DOVER MADISON CAPITAL MANAGEMENT LLC

By:	/s/ Ivan L. Lustig
Name: Ivan L. Lustig
Title: Managing Partner

SELLER REPRESENTATIVE:

FRESH SELLER REP, LLC

By:	/s/ Edward D. Truslow
Name: Edward D. Truslow
Title: President

PURCHASER:

LSI FRESH SUBSIDIARY INC.

By:	/s/ James Clark
Name: James A. Clark
Title: Chief Executive Officer

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